EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment Corporation

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) and subsidiaries (the “Company”) as of December 31, 2009 (Successor Company) and December 31, 2008 (Successor Company), and the related consolidated statements of operations, stockholders’ (deficit)/equity and comprehensive (loss)/income, and cash flows for the year ended December 31, 2009 (Successor Company), the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the year ended December 31, 2007 (Predecessor Company). Our audits also included the consolidated financial statement schedule listed at Item 15(a)(2). These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) and subsidiaries as of December 31, 2009 (Successor Company) and December 31, 2008 (Successor Company), and the results of their operations and their cash flows for the year ended December 31, 2009 (Successor Company), the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the year ended December 31, 2007 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 9, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 24, the accompanying consolidated financial statements have been retrospectively updated to disclose earnings per share information for all periods presented pursuant to Accounting Standards Codification 260, Earnings per Share. As discussed in Note 25, Harrah’s Entertainment Inc. amended its certificate of incorporation that provides for the name change from Harrah’s Entertainment, Inc. to Caesars Entertainment corporation.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 9, 2010

(November 5, 2010 as to

earnings per share information

discussed in Note 24 and

December 13, 2010 as to the

effect of the name change in

Note 25)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment Corporation

Las Vegas, Nevada

We have audited the internal control over financial reporting of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) and subsidiaries (the “Company”) as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) for the year ended December 31, 2009. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2009. Our report dated March 9, 2010 (November 5, 2010 as to the earnings per share information discussed in Note 24 and December 13, 2010 as to the effect of the name change discussed in Note 25) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 9, 2010

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$918.1	$650.5
Receivables, less allowance for doubtful accounts of $207.1 and $201.4	323.5	394.0
Deferred income taxes	148.2	157.6
Prepayments and other	156.4	199.4
Inventories	52.7	62.7

Total current assets	1,598.9	1,464.2

Land, buildings, riverboats and equipment
Land and land improvements	7,291.9	7,310.8
Buildings, riverboats and improvements	8,896.2	8,860.8
Furniture, fixtures and equipment	2,029.1	1,888.1
Construction in progress	988.8	821.7

	19,206.0	18,881.4
Less: accumulated depreciation	(1,281.2)	(614.3)

	17,924.8	18,267.1
Assets held for sale	16.7	49.3
Goodwill	3,456.9	4,902.2
Intangible assets other than goodwill	4,951.3	5,307.9
Investments in and advances to non-consolidated affiliates	94.0	30.4
Deferred charges and other	936.6	1,027.5

	$28,979.2	$31,048.6

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$260.8	$382.3
Interest payable	195.6	417.7
Accrued expenses	1,074.8	1,115.0
Current portion of long-term debt	74.3	85.6

Total current liabilities	1,605.5	2,000.6
Long-term debt	18,868.8	23,123.3
Deferred credits and other	872.5	669.1
Deferred income taxes	5,856.9	4,327.0

	27,203.7	30,120.0

Preferred stock; $0.01 par value; 40,000,000 shares authorized, 19,893,515 and 19,912,447 shares issued and outstanding (net of 42,020 and 23,088 shares held in treasury) as of December 31, 2009 and 2008, respectively	2,642.5	2,289.4

Stockholders’ deficit
Common stock, non-voting and voting; $0.01 par value; 80,000,020 shares authorized; 40,672,302 and 40,711,008 shares issued and outstanding (net of 85,907 and 47,201 shares held in treasury) as of December 31, 2009 and 2008, respectively	0.4	0.4
Additional paid-in capital	3,480.0	3,825.1
Accumulated deficit	(4,269.3)	(5,096.3)
Accumulated other comprehensive loss	(134.0)	(139.6)

Total Harrah’s Entertainment, Inc. Stockholders’ deficit	(922.9)	(1,410.4)
Non-controlling interests	55.9	49.6

Total stockholders’ deficit	(867.0)	(1,360.8)

	$28,979.2	$31,048.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Successor		Predecessor
	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Year Ended Dec. 31, 2007
Revenues
Casino	$7,124.3	$7,476.9	$614.6	$8,831.0
Food and beverage	1,479.3	1,530.2	118.4	1,698.8
Rooms	1,068.9	1,174.5	96.4	1,353.6
Management fees	56.6	59.1	5.0	81.5
Other	592.4	624.8	42.7	695.9
Less: casino promotional allowances	(1,414.1)	(1,498.6)	(117.0)	(1,835.6)

Net revenues	8,907.4	9,366.9	760.1	10,825.2

Operating expenses
Direct
Casino	3,925.5	4,102.8	340.6	4,595.2
Food and beverage	596.0	639.5	50.5	716.5
Rooms	213.5	236.7	19.6	266.3
Property, general, administrative and other	2,018.8	2,143.0	178.2	2,421.7
Depreciation and amortization	683.9	626.9	63.5	817.2
Project opening costs	3.6	28.9	0.7	25.5
Write-downs, reserves and recoveries	107.9	16.2	4.7	(59.9)
Impairment of goodwill and other non-amortizing intangible assets	1,638.0	5,489.6	—	169.6
Loss/(income) on interests in non-consolidated affiliates	2.2	2.1	(0.5)	(3.9)
Corporate expense	150.7	131.8	8.5	138.1
Acquisition and integration costs	0.3	24.0	125.6	13.4
Amortization of intangible assets	174.8	162.9	5.5	73.5

Total operating expenses	9,515.2	13,604.4	796.9	9,173.2

(Loss)/income from operations	(607.8)	(4,237.5)	(36.8)	1,652.0
Interest expense, net of capitalized interest	(1,892.5)	(2,074.9)	(89.7)	(800.8)
Gains/(losses) on early extinguishments of debt	4,965.5	742.1	—	(2.0)
Other income, including interest income	33.0	35.2	1.1	43.3

Income/(loss) from continuing operations before income taxes	2,498.2	(5,535.1)	(125.4)	892.5
(Provision)/benefit for income tax	(1,651.8)	360.4	26.0	(350.1)

Income/(loss) from continuing operations, net of tax	846.4	(5,174.7)	(99.4)	542.4

Discontinued operations
Income from discontinued operations	—	141.5	0.1	145.4
Provision for income taxes	—	(51.1)	—	(53.2)

Income from discontinued operations, net	—	90.4	0.1	92.2

Net income/(loss)	846.4	(5,084.3)	(99.3)	634.6
Less: net income attributable to non-controlling interests	(18.8)	(12.0)	(1.6)	(15.2)

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	827.6	(5,096.3)	(100.9)	619.4
Preferred stock dividends	(354.8)	(297.8)	—	—

Net income/(loss) attributable to common stockholders	$472.8	$(5,394.1)	$(100.9)	$619.4

Earnings per share—basic
Income/(loss) from continuing operations	$11.62	$(134.59)	$(0.54)	$2.83
Discontinued operations, net	—	2.22	—	0.50

Net income/(loss)	$11.62	$(132.37)	$(0.54)	$3.33

Earnings per share—diluted
Income/(loss) from continuing operations	$6.88	$(134.59)	$(0.54)	$2.77
Discontinued operations, net	—	2.22	—	0.48

Net income/(loss)	$6.88	$(132.37)	$(0.54)	$3.25

Dividends declared per common share	$—	$—	$—	$1.60

Basic weighted-average common shares outstanding	40,684,515	40,749,898	188,122,643	186,274,374

Diluted weighted-average common shares outstanding	120,225,295	40,749,898	188,122,643	190,557,097

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY AND COMPREHENSIVE (LOSS)/INCOME

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at January 1, 2007, Predecessor	186.1	$18.6	$5,148.2	$907.1	$(2.8)	$52.4	$6,123.5
Net income				619.4		15.2	634.6	$634.6
Pension adjustment related to London Clubs International, net of tax benefit of $0.8					(1.8)		(1.8)	(1.8)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax provision of $15.5					19.4		19.4	19.4
Cash dividends				(299.2)			(299.2)
Adjustment for initial adoption of ASC 740				(12.3)			(12.3)
Non-controlling distributions, net of contributions						(15.4)	(15.4)
Net shares issued under incentive compensation plans, including share-based compensation expense of $53.0 and income tax benefit of $47.7	2.7	0.3	247.2	(17.8)			229.7

2007 Comprehensive Income, Predecessor								$652.8

Balance at December 31, 2007, Predecessor	188.8	18.9	5,395.4	1,197.2	15.4	52.2	6,679.1
Net loss				(100.9)		1.6	(99.3)	$(99.3)
Foreign currency translation adjustments, net of tax benefit of $3.1					(1.8)		(1.8)	(1.8)
Non-controlling distributions, net of contributions						(0.6)	(0.6)
Acceleration of predecessor incentive compensation plans, including share-based compensation expense of $2.9 and income tax benefit of $65.8			156.0				156.0

2008 Comprehensive Loss, Predecessor								$(101.1)

Balance at January 27, 2008, Predecessor	188.8	18.9	5,551.4	1,096.3	13.6	53.2	6,733.4
Redemption of Predecessor equity	(188.8)	(18.9)	(5,551.4)	(1,096.3)	(13.6)		(6,680.2)
Issuance of Successor common stock	40.7	0.4	4,085.0				4,085.4

Balance at January 28, 2008, Successor	40.7	0.4	4,085.0	—	—	53.2	4,138.6
Net loss				(5,096.3)		12.0	(5,084.3)	$(5,084.3)
Share-based compensation			14.0				14.0

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Debt exchange transaction, net of tax provision of $13.9			25.7				25.7
Repurchase of treasury shares			(2.1)				(2.1)
Cumulative preferred stock dividends			(297.8)				(297.8)
Pension adjustment related to acquisition of London Clubs International, net of tax benefit of $3.0					(6.9)		(6.9)	(6.9)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax benefit of $14.7					(31.2)	1.3	(29.9)	(29.9)
Fair market value of swap agreements, net of tax benefit of $28.2					(51.9)		(51.9)	(51.9)
Adjustment for ASC 740 tax implications			0.3				0.3
Non-controlling distributions, net of contributions						(16.9)	(16.9)
Fair market value of interest rate cap agreement on commercial mortgage-backed securities, net of tax benefit of $28.4					(50.2)		(50.2)	(50.2)

2008 Comprehensive Loss, Successor								$(5,222.6)

Balance at December 31, 2008, Successor	40.7	0.4	3,825.1	(5,096.3)	(139.6)	49.6	(1,360.8)
Net income				827.6		18.8	846.4	$846.4
Share-based compensation			16.4				16.4
Repurchase of treasury shares	*	*	(1.3)				(1.3)
Cumulative preferred stock dividends			(354.8)				(354.8)
Related party debt exchange transaction, net of tax provision of $52.3			80.1				80.1
Pension adjustment, net of tax benefit of $7.1					(14.1)		(14.1)	(14.1)
Foreign currency translation adjustments, net of tax provision of $9.4					19.0	4.8	23.8	23.8
Fair market value of swap agreements, net of tax benefit of $14.6					(27.7)		(27.7)	(27.7)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Adjustment for ASC 740 tax implications			(2.4)				(2.4)
Purchase of additional interest in subsidiary			(83.7)			(3.3)	(87.0)
Non-controlling distributions, net of contributions						(14.0)	(14.0)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax provision of $8.8					15.7		15.7	15.7
Reclassification of loss on interest rate cap agreement from other comprehensive income to interest expense					12.1		12.1	12.1
Reclassification of loss on interest rate locks from other comprehensive loss to interest expense, net of tax provision of $0.2					0.6		0.6	0.6
Other			0.6	(0.6)			—

2009 Comprehensive Income, Successor								$856.8

Balance at December 31, 2009, Successor	40.7	$0.4	$3,480.0	$(4,269.3)	$(134.0)	$55.9	$(867.0)

*	Amounts round to zero and do not change rounded totals.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Cash flows provided by/(used in) operating activities
Net income/(loss).	$846.4	$(5,084.3)	$(99.3)	$634.6
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities:
Loss/(income) from discontinued operations, before income taxes	—	(141.5)	(0.1)	(145.4)
Gain on liquidation of LCI – Fifty	(9.0)	—	—	—
Income from insurance claims for hurricane damage	—	(185.4)	—	(130.3)
(Gains)/losses on early extinguishments of debt	(4,965.5)	(742.1)	—	2.0
Depreciation and amortization	1,145.2	1,027.3	104.9	905.8
Non-cash write-downs, reserves and recoveries, net	32.0	51.7	(0.1)	26.2
Impairment of intangible assets	1,638.0	5,489.6	—	169.6
Share-based compensation expense	16.4	15.8	50.9	53.0
Deferred income taxes	1,541.2	(466.7)	(19.0)	(35.0)
Tax benefit from stock equity plans	—	—	42.6	1.8
Insurance proceeds for business interruption from hurricane losses	—	97.9	—	119.1
Net change in long-term accounts	74.7	(80.1)	68.3	(45.1)
Net change in working capital accounts	(117.4)	403.4	(167.6)	(171.3)
Other	18.2	136.5	26.6	123.8

Cash flows provided by operating activities	220.2	522.1	7.2	1,508.8

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(464.5)	(1,181.4)	(125.6)	(1,376.7)
Insurance proceeds for hurricane losses for discontinued operations	—	83.3	—	13.4
Insurance proceeds for hurricane losses for continuing operations	—	98.1	—	15.7
Payment for Acquisition	—	(17,490.2)	—	—
Payments for businesses acquired, net of cash acquired	—	—	0.1	(584.3)
Purchase of non-controlling interest in subsidiary	—	—	—	(8.5)
Investments in and advances to non-consolidated affiliates	(66.9)	(5.9)	—	(1.8)
Proceeds from other asset sales	20.0	5.1	3.1	99.6
Other	(11.9)	(23.2)	(1.7)	(81.0)

Cash flows used in investing activities	(523.3)	(18,514.2)	(124.1)	(1,923.6)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	2,259.6	21,524.9	—	—
Debt issuance costs	(76.4)	(644.5)	—	(6.4)
Borrowings under lending agreements	3,076.6	433.0	11,316.3	39,130.8
Repayments under lending agreements	(3,535.1)	(6,760.5)	(11,288.8)	(37,619.5)
Cash paid in connection with early extinguishments of debt	(1,003.5)	(2,167.4)	(87.7)	(120.1)
Scheduled debt retirements	(45.5)	(6.5)	—	(1,001.7)
Payment to bondholders for debt exchange	—	(289.0)	—	—
Dividends paid	—	—	—	(299.2)
Equity contribution from buyout		6,007.0	—	—
Purchase of additional interest in subsidiary	(83.7)	—	—	—
Non-controlling interests’ distributions, net of contributions	(17.2)	(14.6)	(1.6)	(20.0)
Proceeds from exercises of stock options	—	—	2.4	126.2
Excess tax (provision)/benefit from stock equity plans	—	(50.5)	77.5	51.7
Repurchase of treasury shares	(3.0)	(3.6)	—	—
Other	(1.1)	(1.3)	(0.8)	(5.3)

Cash flows provided by financing activities	570.7	18,027.0	17.3	236.5

Cash flows from discontinued operations
Cash flows from operating activities	—	4.7	0.5	88.9
Cash flows from investing activities	—	—	—	(0.2)

Cash flows provided by discontinued operations	—	4.7	0.5	88.7

Net increase/(decrease) in cash and cash equivalents	267.6	39.6	(99.1)	(89.6)
Cash and cash equivalents, beginning of period	650.5	610.9	710.0	799.6

Cash and cash equivalents, end of period	$918.1	$650.5	$610.9	$710.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these footnotes, the words “Company,” “Harrah’s Entertainment,” “we,” “our” and “us” refer to Harrah’s Entertainment, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1—Summary of Significant Accounting Policies

BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2009, we owned, operated or managed 52 casinos, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

On January 28, 2008, Harrah’s Entertainment was acquired by investment funds (the “Apollo Funds”) managed by an affiliate of Apollo Global Management, LLC (together with its subsidiaries “Apollo”) and affiliates of TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition.” Although Harrah’s Entertainment continued as the same legal entity after the Acquisition, the accompanying Consolidated Statement of Operations, the Consolidated Statement of Cash Flows and the Consolidated Statements of Stockholders’ (Deficit)/Equity and Comprehensive (Loss)/Income for the year ended December 31, 2008 are presented as the Predecessor period for the period prior to the Acquisition and as the Successor period for the period subsequent to the Acquisition. As a result of the application of purchase accounting as of the Acquisition date, the consolidated financial statements for the Successor periods and the Predecessor periods are presented on different bases and are, therefore, not comparable.

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah’s Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions.

We consolidate into our financial statements the accounts of all wholly-owned subsidiaries, and any partially-owned subsidiary that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.

We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2009, we analyzed our variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with Accounting Standards Codification (“ASC”) 810, “Consolidation.” Our analysis included both quantitative and qualitative reviews. Quantitative analysis is based on the forecasted cash flows of the entity. Qualitative analysis is based on our review of the design of the entity, its organizational structure including decision-making ability, and financial agreements. Based on these analyses, there were no consolidated variable interest entities that were material to our consolidated financial statements.

As discussed in Note 2, “Recently Issued Accounting Pronouncements,” we adopted the provisions of Accounting Standards Update (“ASU”) 2009-17 (Topic 810) effective January 1, 2010.

CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by state gaming commissions or local and state governments, which totaled approximately

$25.0 million and $27.4 million at December 31, 2009 and 2008, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. As a result of the application of purchase accounting, land, buildings, riverboats and equipment were recorded at their estimated fair value and useful lives as of the Acquisition date. Additions to land, buildings, riverboats and equipment subsequent to the Acquisition are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted-average borrowing rate of interest. Capitalized interest amounted to $32.4 million for the year ended December 31, 2009, $53.3 million for the period from January 28, 2008 through December 31, 2008, $2.7 million for the period from January 1, 2008 through January 27, 2008 and $20.4 million for the year ended December 31, 2007, respectively.

We depreciate our buildings, riverboats and equipment for book purposes using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements	5 to 40 years
Riverboats and barges	30 years
Furniture, fixtures and equipment	2 1/2 to 20 years

We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual property.

Assets held for sale at December 31, 2009 primarily consisted of the building in Memphis, Tennessee which previously housed a majority of the corporate functions. The sale of this building closed in January 2010. Also in January 2010, we closed Bill’s Lake Tahoe and later sold the property in February 2010. Neither the financial position of Bill’s Lake Tahoe as of December 31, 2009, nor the results of operations for the three years then ended are material to the consolidated financial statements. As a result, Bill’s Lake Tahoe has not been included in either assets held for sale or discontinued operations.

GOODWILL AND OTHER INTANGIBLE ASSETS. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We determine the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets other than goodwill by using the relief from royalty method under the income approach. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit, to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

See Note 4, “Goodwill and Other Intangible Assets,” for additional discussion of goodwill and other intangible assets.

UNAMORTIZED DEBT ISSUE COSTS. Debt discounts or premiums incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. Debt issue costs are amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. Unamortized discounts or premiums are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Unamortized deferred financing charges are included in Deferred charges and other in our Consolidated Balance Sheets.

DERIVATIVE INSTRUMENTS. We account for derivative instruments in accordance with ASC 815, “Derivatives and Hedging),” which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss) within the equity section of the balance sheets, depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 6, “Debt,” for additional discussion of our derivative instruments.

TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The value of the cost to provide reward credits is expensed as the reward credits are earned and is included in direct Casino expense in our Consolidated Statements of Operations. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2009 and 2008, in Accrued expenses, we had accrual balances of $53.2 million and $64.7 million, respectively, for the estimated cost of Total Rewards credit redemptions.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowance in our Consolidated Statements of Operations. At December 31, 2009 and 2008, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $2.8 million and $9.3 million, respectively.

SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating our liabilities, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on actuarial consultants to assist in the determination of such accruals. Our accruals are estimated based upon actuarial estimates of undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities.

REVENUE RECOGNITION. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Food and beverage	$473.4	$500.6	$42.4	$582.9
Rooms	190.4	168.7	12.7	192.3
Other	70.6	88.6	5.5	95.6

	$734.4	$757.9	$60.6	$870.8

ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $188.2 million for the year ended December 31, 2009, $253.7 million for the period from January 28, 2008 through December 31, 2008, $20.9 million for the period from January 1, 2008 through January 27, 2008, and $294.9 million for the year ended December 31, 2007, respectively.

INCOME TAXES. We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. ASC 740, “Income

Taxes,” requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the ASC 740 more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have previously provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we have consistently generated taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable. Further, a portion of the valuation allowance against state NOLs was removed as a result of operations and debt activity in the year ended December 31, 2009.

We adopted the directives of ASC 740 regarding uncertain income tax positions on January 1, 2007. We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Condensed Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740’s directives regarding uncertain tax positions, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statue of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. Our 2007 federal income tax year has reached the IRS appeals stage of the audit process and we expect this appeal to close before March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we will not participate in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

RECLASSIFICATION. We have recast certain amounts for prior periods to conform to our 2009 presentation. We have also corrected the classification of $22.5 million in investments from short-term assets to long-term assets in our December 31, 2008 Consolidated Balance Sheet. We have concluded that this change is not material.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Our actual results could differ from those estimates.

Note 2—Recently Issued Accounting Pronouncements

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the ASC a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASU’s spot in the progression (e.g., 2010—1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued during 2009 that could have an impact on our Company.

We adopted the provisions of ASC 805, “Business Combinations,” on January 1, 2009. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. The primary impact to our financial results will be possible charges to income tax expense for changes in deferred tax valuation allowances and income tax uncertainties related to the Acquisition.

We adopted the provision of ASC 810-10-65-1, “Non-controlling Interests,” on January 1, 2009. This statement requires an entity to classify non-controlling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and non-controlling interests are required to be treated as equity transactions. As a result of the adoption of this standard, we have recast certain amounts within our 2008 and 2007 financial statements to conform to the 2009 presentation.

On January 1, 2009, we adopted the provisions of ASC 815, “Derivatives and Hedging,” which requires disclosures that allow financial statement users to understand (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Because ASC 815 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued ASC 320, “Investments in Debt and Equity Securities,” which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This statement did not affect our consolidated financial statements upon adoption.

In April 2009, the FASB issued ASC 825, “Financial Instruments,” which requires disclosures about fair value of financial instruments, whether recognized or not recognized in the statement of financial position, for interim reporting periods of publicly traded companies as well as in annual financial statements. We first adopted the required disclosure in our interim financial statements filed on Form 10-Q for the quarter and six months ended June 30, 2009.

In second quarter 2009, we adopted the provisions of ASC 855, “Subsequent Events.” ASC 855 establishes general standards for accounting for and disclosing events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. We have evaluated subsequent events through March 9, 2010, which represents the date these financial statements are issued. The results of our evaluation are described further in Note 21, “Subsequent Events.”

In June 2009, the FASB issued ASU 2009-17 (ASC Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which is effective as of January 1, 2010. The new standard amends existing consolidation guidance for variable interest entities and requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. As a result of the adoption of ASU 2009-17, we have two joint ventures which were consolidated within our financial statements for all periods presented within the financial statements included within this Form 10-K that will no longer be consolidated beginning in January 2010. Net revenues and operating income for the year ended December 31, 2009 for these two joint ventures were approximately $40.3 million and $1.7 million, respectively. As a result, we believe the adoption of ASU 2009-17 is not material to our financial statements.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value,” to provide guidance on measuring the fair value of liabilities under ASC 820, “Fair Value Measurements and Disclosures.” The ASU clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use a valuation technique that uses a quoted price or another valuation technique consistent with the principles of Topic 820 (e.g., a market approach or an income approach). The ASU is effective for the first interim or annual reporting period beginning after ASU’s issuance. The adoption of ASU 2009-05 is not material to our financial statements.

Note 3—The Acquisition

The Acquisition was completed on January 28, 2008, and was financed by a combination of borrowings under the Company’s new term loan facility due 2015, the issuance of Senior Notes due 2016 and Senior PIK Toggle Notes due 2018, certain secured financing, and equity investments by Apollo and TPG, co-investors and members of management. See Note 6, “Debt,” for a discussion of our debt.

The purchase price was approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of transaction costs. All of the outstanding shares of Harrah’s Entertainment stock were acquired, with shareholders receiving $90.00 in cash for each outstanding share of common stock.

As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the Acquisition. We determined the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets, such excess was recorded as goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The following table reconciles the purchase price and financing adjustments in connection with the Acquisition and summarizes the estimated fair values of the assets and liabilities assumed at the date of the Acquisition.

	Predecessor		Successor
(In millions)	January 27, 2008	Acquisition Adjustments	January 28, 2008
Assets
Current assets	$1,658.6	$696.8	$2,355.4
Land, buildings, riverboats and equipment	15,621.3	2,165.7	17,787.0
Long-term assets	511.5	812.9	1,324.4
Intangible assets	2,030.2	4,385.7	6,415.9
Goodwill	3,549.7	5,888.2	9,437.9

Total assets	$23,371.3	$13,949.3	$37,320.6

Liabilities and Stockholders’ Equity
Current liabilities, including current portion of long-term debt	$1,797.9	$321.7	$2,119.6
Deferred income taxes	1,974.1	2,914.4	4,888.5
Long-term debt	12,367.5	11,535.0	23,902.5
Other long-term liabilities	498.4	0.6	499.0

Total liabilities	16,637.9	14,771.7	31,409.6

Minority interests	53.2	—	53.2

Stockholders’ equity, including preferred stock	6,680.2	(822.4)	5,857.8

Total liabilities and stockholders’ equity	$23,371.3	$13,949.3	$37,320.6

Of the estimated $6,415.9 million of intangible assets, $2,732.0 million was assigned to trademarks that are not subject to amortization and $1,951.0 million was assigned to gaming rights that are not subject to amortization. The remaining intangible assets include customer relationships of $1,454.5 million, contract rights estimated at $134.3 million, gaming rights estimated at $42.8 million, trademarks subject to amortization estimated at $7.8 million and internally developed information technology systems estimated at $93.5 million.

Patented technology was assigned lives ranging from 1 to 10 years based on the estimated remaining usefulness of that technology for Harrah’s Entertainment. Amortizing contract rights were assigned lives based on the remaining life of the contract, including any extensions that management is probable to exercise, ranging from 11 months to 11 years. Amortizing customer relationships were given lives of 10 to 14 years based upon attrition rates and computations of incremental value derived from existing relationships.

The following unaudited pro forma consolidated financial information assumes that the Acquisition was completed at the beginning of 2008 and 2007.

	December 31,
(In millions)	2008	2007
Net revenues	$10,127.0	$10,825.2

Loss from continuing operations, net of tax	$(5,349.7)	$(409.1)

Net loss attributable to Harrah’s Entertainment, Inc.	$(5,272.8)	$(332.1)

Pro forma results for the year ended December 31, 2008, include non-recurring charges of $82.8 million related to the accelerated vesting of stock options, stock appreciation rights (SARs) and restricted stock and $66.8 million of legal and other professional charges related to the Acquisition. Pro forma results for the year ended December 31, 2007 included $13.4 million for costs related to the Acquisition.

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Acquisition been completed at the beginning of the periods, or of future results.

Note 4—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with ASC 350, “Intangible Assets—Goodwill and Other,” which provides guidance regarding the recognition and measurement of intangible assets and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

The following table sets forth changes in our goodwill:

(In millions)
Balance at December 31, 2007 (Predecessor)	$3,553.6
Additions or adjustments	(3.9)

Balance at January 27, 2008 (Predecessor)	3,549.7
Elimination of Predecessor goodwill	(3,549.7)
Goodwill assigned in purchase price allocation	9,437.9

Balance at January 28, 2008 (Successor)	9,437.9
Adjustments for taxes	16.3
Foreign currency translation	(14.1)
Impairments of goodwill	(4,537.9)

Balance at December 31, 2008 (Successor)	4,902.2
Additions or adjustments	—
Impairments of goodwill	(1,445.3)

Balance at December 31, 2009	$3,456.9

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. For our assessment, we determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets by using the relief from royalty method under the income approach.

Due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter of 2009 which resulted in an impairment charge of $297.1 million. During the third quarter of 2009, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of approximately $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to approximately $1,638.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan as a result of the current economic climate.

Our 2008 analysis of goodwill and non-amortizing intangible assets reflected factors impacted by then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets and the completion of our 2009 budget and forecasting process. This analysis indicated that our goodwill and other non-amortizing intangible assets were impaired. Therefore, a charge of $5,489.6 million was recorded to our consolidated condensed statement of operations in fourth quarter 2008.

Since the date of the Acquisition, we have recorded aggregate impairment charges to Goodwill of $5,983.2 million.

The table below summarizes our impairment charges for goodwill and other non-amortizing intangible assets:

	Successor		Predecessor
(In millions)	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Year Ended Dec. 31, 2007
Goodwill	$1,445.3	$4,537.9	$—	$—
Trademarks	106.7	687.0	—	—
Gaming rights and other	86.0	264.7	—	169.6

Total impairment of goodwill and other non-amortizing intangible assets	$1,638.0	$5,489.6	$—	$169.6

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	December 31, 2009				December 31, 2008
(In millions)	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	11.7	$1,454.5	$(240.8)	$1,213.7	$1,454.5	$(115.2)	$1,339.3
Contract rights	5.5	130.1	(66.5)	63.6	128.8	(33.2)	95.6
Patented technology	8.0	93.5	(22.4)	71.1	93.5	(10.7)	82.8
Gaming rights	16.4	42.8	(5.0)	37.8	42.8	(2.4)	40.4
Trademarks	5.0	7.8	(3.0)	4.8	7.8	(1.4)	6.4

		$1,728.7	$(337.7)	1,391.0	$1,727.4	$(162.9)	1,564.5

Non-amortizing intangible assets
Trademarks				1,937.0			2,043.1
Gaming rights				1,623.3			1,700.3

				3,560.3			3,743.4

Total intangible assets other than goodwill				$4,951.3			$5,307.9

The aggregate amortization expense for those intangible assets that continue to be amortized was $174.8 million for the year ended December 31, 2009, $162.9 million for the period from January 28, 2008 through December 31, 2008, $5.5 million for the period from January 1, 2008 through January 27, 2008 and $73.5 million for the year ended December 31, 2007. Estimated annual amortization expense for the years ending December 31, 2010, 2011, 2012, 2013, 2014 and thereafter is $159.2 million, $155.8 million, $154.4 million, $152.1 million, $141.9 million and $658.5 million, respectively.

Note 5—Detail of Accrued Expenses

Accrued expenses consisted of the following as of December 31:

(In millions)	2009	2008
Payroll and other compensation	$226.0	$193.1
Insurance claims and reserves	209.6	213.0
Accrued taxes	149.3	158.9
Total Rewards liability	53.2	64.7
Other accruals	436.7	485.3

	$1,074.8	$1,115.0

Note 6—Debt

In connection with the Acquisition, eight of our properties (the “CMBS properties”) and their related assets were spun out of HOC to Harrah’s Entertainment. As of the Acquisition date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6,500 million of real estate loans (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Harrah’s Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition.

In connection with the Acquisition, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250.0
10.75% Senior Notes due 2016	5,275.0
10.75%/11.5% Senior PIK Toggle Notes due 2018	1,500.0
CMBS financing	6,500.0

In connection with the Acquisition, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,795.8
7.5% Senior Notes due 2009	131.2
8.875% Senior Subordinated Notes due 2008	394.3
7.5% Senior Notes due 2009	424.2
7.0% Senior Notes due 2013	299.4
Floating Rate Notes due 2008	250.0
Floating Rate Contingent Convertible Senior Notes due 2024	374.7

Subsequent to the Acquisition, the following debt was retired through purchase or exchange during 2008:

Debt Extinguished	Face Value
(in millions)
5.5% Senior Notes due 2010	$32.3
7.875% Senior Subordinated Notes due 2010	12.1
8.125% Senior Subordinated Notes due 2011	21.7
10.75% Senior PIK Toggle Notes due 2018	350.0
10.75% Senior Notes due 2016	732.0
5.5% Senior Notes due 2010	371.3
8.0% Senior Notes due 2011	19.7
5.375% Senior Notes due 2013	221.4
5.75% Senior Notes due 2017	140.2
5.625% Senior Notes due 2015	136.0
6.5% Senior Notes due 2016	98.8
7.875% Senior Subordinated Notes due 2010	63.8
8.125% Senior Subordinated Notes due 2011	91.1

Included in the table above is approximately $2,224 million, face amount, of HOC’s debt that was retired in connection with private exchange offers in December 2008. Retired notes, maturing between 2010 and 2018, were exchanged for new 10.0% Second-Priority Senior Secured Notes due 2015 and new 10.0% Second-Priority Senior Secured Notes due 2018, as reflected in the table below. Approximately $448 million, face amount, of the $2,224 million retired notes, maturing between 2010 and 2011 and participating in the exchange offers, elected to receive cash of approximately $289 million in lieu of new notes.

The following debt was issued in connection with our debt exchange in December 2008:

Debt Issued	Face Value
(in millions)
10.0% Second-Priority Senior Secured Notes due 2015	$214.8
10.0% Second-Priority Senior Secured Notes due 2018	847.6

The following table presents our outstanding debt as of December 31, 2009 and 2008:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s) at Dec. 31, 2009	Face Value at Dec. 31, 2009	Book Value at Dec. 31, 2009	Book Value at Dec. 31, 2008
Credit Facilities and Secured Debt
Term Loans	2015	3.28%-9.50%	$6,835.1	$6,810.6	$7,195.6
Revolving Credit Facility	2014	3.23%-3.75%	427.0	427.0	533.0
Senior Secured Notes	2017	11.25%	2,095.0	2,045.2	—
CMBS financing	2013	3.23%	5,551.2	5,551.2	6,500.0
Second-Priority Senior Secured Notes	2018	10.0%	4,553.1	1,959.1	542.7
Second-Priority Senior Secured Notes	2015	10.0%	214.8	150.7	144.0
Secured debt	2010	6.0%	25.0	25.0	25.0
Chester Downs term loan	2016	12.375%	230.0	217.2	—
Other	Various	Various	—	—	1.1
Subsidiary-guaranteed debt
Senior Notes, including senior interim loans	2016	10.75%	478.6	478.6	4,542.7
Senior PIK Toggle Notes, including senior interim loans	2018	10.75%/11.5%	9.4	9.4	1,150.0
Unsecured Senior Debt
7.5%	2009	7.5%	—	—	6.0
5.5%	2010	5.5%	191.6	186.9	321.5
8.0%	2011	8.0%	13.2	12.5	47.4
5.375%	2013	5.375%	125.2	95.5	200.6
7.0%	2013	7.0%	0.6	0.7	0.7
5.625%	2015	5.625%	451.8	319.5	578.1
6.5%	2016	6.5%	360.1	251.9	436.7
5.75%	2017	5.75%	237.9	151.3	372.7
Floating Rate Contingent Convertible Senior Notes	2024	0.5%	0.2	0.2	0.2
Unsecured Senior Subordinated Notes
7.%	2010	7.875%	143.4	142.5	287.0
8.125%	2011	8.125%	12.0	11.4	216.8
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	68.4	68.4	69.7
Other	Various	Various	18.1	18.1	24.9
Capitalized Lease Obligations
6.42%-9.8%	to 2011	6.42%-9.8%	10.2	10.2	12.5

Total debt			22,051.9	18,943.1	23,208.9
Current portion of long-term debt			(74.3)	(74.3)	(85.6)

Long-term debt			$21,977.6	$18,868.8	$23,123.3

Book values of debt as of December 31, 2009 are presented net of unamortized discounts of $3,108.9 million and unamortized premiums of $0.1 million. As of December 31, 2008, book values are presented net of unamortized discounts of $1,253.4 million and unamortized premiums of $77.4 million.

At December 31, 2009, $143.4 million, face amount, of our 7.875% Senior Subordinated Notes due March 15, 2010, $191.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Debt due July 15, 2010, are classified as long-term in our consolidated condensed balance sheet because the Company has both the intent and the ability to refinance these notes under our revolving credit facility. Our current maturities of debt include required interim principal payments on our Term Loan, our Chester Downs term loan, and the special improvement district bonds.

As of December 31, 2009, aggregate annual principal maturities for the four years subsequent to 2010 were: 2011, $78.5 million; 2012, $48.8 million; 2013, $5,725.9 million; and 2014, $475.9 million.

Credit Agreement and Incremental Facility Amendment In connection with the Acquisition, Harrah’s Operating Company, Inc. (“HOC”), a wholly-owned subsidiary of Harrah’s Entertainment, entered into the senior secured credit facilities (the “Credit Facilities”.) This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing.

On June 3, 2009, HOC entered into an amendment and waiver to its Credit Facilities to, among other things: (i) allow for one or more future issuances of additional secured notes or loans, including the $1,375.0 million and $720.0 million of first lien notes both of which are discussed below; (ii) exclude from the maintenance covenant under its senior secured credit facilities (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities that collectively result in up to $2,000.0 million of net proceeds (provided that the aggregate face amount of all such notes shall not collectively exceed $2,200.0 million) and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries; (iii) subject to specified procedures, allow HOC to buy back loans from individual lenders at negotiated prices, which may be less than par and (iv) subject to the requirement to make such offers on a pro rata basis to all lenders, allow HOC to agree with certain lenders to extend the maturity of their term loans or revolving commitments, and for HOC to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension.

On June 15, 2009, HOC issued $1,375.0 million principal amount of 11.25% senior secured notes due 2017. These notes are secured with a first priority lien on the assets of HOC and the subsidiaries that secure the senior secured credit facilities. Proceeds from this issuance were used to pay a portion of HOC’s outstanding term loans and revolving loans under its senior secured credit facilities, of which approximately $231.9 million was used to permanently reduce commitments under the revolving credit facility and approximately $832.1 million was used to reduce amounts due on the term loan.

On September 11, 2009, HOC issued $720.0 million principal amount of additional first lien notes. Proceeds from this issuance were used to pay a portion of HOC’s outstanding terms loan and revolving loans under its senior secured credit facilities, of which approximately $138.1 million was used to permanently reduce commitments under the revolving credit facility and approximately $495.3 million was used to reduce amounts due on the term loan.

On October 22, 2009, HOC completed cash tender offers for certain of its outstanding debt securities with maturities in 2010 and 2011 (as more fully discussed below). In connection with the cash tender offers, HOC borrowed $1,000 million of new term loans under its senior secured credit facilities pursuant to an incremental amendment (the “Incremental Loans”). A portion of the net proceeds of the Incremental Loans were used to purchase the notes validly tendered and not validly withdrawn pursuant to the 2010/2011 Tender Offers.

As of December 31, 2009, after consideration of the 2009 activity discussed above, our Credit Facilities provide for senior secured financing of up to $8,465.1 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $6,835.1 million with $5,835.1 million maturing on January 20, 2015 and $1,000.0 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The credit facilities require scheduled quarterly payments of $5.0 million, with the balance due at maturity. Effective March 31, 2010, the required quarterly payments will increase to $7.5 million. A total of $7,262.1 million face amount of borrowings were outstanding under the Credit Facilities as of December 31, 2009, with an additional $162.2 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $1,040.8 million of additional borrowing capacity was available to the Company under the Credit Facilities as of December 31, 2009.

Interest and Fees Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of December 31, 2009, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and 150 basis points over LIBOR for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of i) the then-current LIBOR rate or ii) 2.0%; in each case plus an applicable margin. At December 31, 2009, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of December 31, 2009, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS financing. Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt have semi-annual interest payments, with the majority of those payments on June 15 and December 15. Our previously outstanding senior secured notes that were retired as part of the exchange offers below had semi-annual interest payments on February 1 and August 1 of every year.

In July 2008, HOC made the permitted election under the Indenture governing its 10.75%/11.5% Senior Toggle Notes due 2018 and the Interim Loan Agreement dated January 28, 2008, to pay all interest due on January 28, and February 1, 2009, for the loan in-kind. A similar election was made in January 2009 to pay the interest due August 1, 2009, for the 10.75%/11.5% Senior Toggle Notes due 2018 in-kind, and in March 2009, the election was made to pay the interest due April 28, 2009, on the Interim Loan Agreement in-kind. In connection with the debt exchange detailed below, the Interim Toggle Notes were no longer outstanding. The Company used the cash savings generated by this election for general corporate purposes, including the early retirement of other debt.

Exchange Offers, Debt Repurchases and Open Market Purchases From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

In December 2008, HOC completed private exchange offers whereby approximately $2,224 million, face amount, of HOC’s debt maturing between 2010 and 2018, was exchanged for new 10.0% Second-Priority Senior Secured Notes with a face value of $214.8 million due 2015 and new 10.0% Second-Priority Senior Secured Notes with a face value of $847.6 million due 2018. Interest on the new notes is payable in cash each June 15 and December 15 until maturity. The Second-Priority Senior Secured Notes are secured by a second priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facilities. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities.

On April 15, 2009, HOC completed private exchange offers to exchange approximately $3,648.8 million aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5,470.1 million principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Harrah’s Entertainment and are secured on a second-priority lien basis by substantially all of HOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment paid approximately $96.7 million to purchase for cash certain notes of HOC with an aggregate principal amount of approximately $522.9 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer remained outstanding for HOC but reduce Harrah’s Entertainment’s outstanding debt on a consolidated basis. Additionally, HOC paid approximately $4.8 million in cash to purchase notes of approximately $24.0 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers. As a result of the exchange and tender offers, we recorded a pretax gain in the second quarter 2009 of approximately $4,023.0 million.

On October 22, 2009, HOC completed cash tender offers (the “2010/2011 Tender Offers”) for certain of its outstanding debt securities with maturities in 2010 and 2011. HOC purchased $4.5 million principal amount of its 5.500% senior notes due 2010, $17.2 million principal amount of its 7.875% senior subordinated notes due 2010, $19.6 million principal amount of its 8.000% senior notes due 2011 and $4.2 million principal amount of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million.

During the 2009 fourth quarter, we entered into and completed purchase and sale agreements with certain lenders to acquire mezzanine loans (“CMBS Loans”) under our CMBS financing. We purchased approximately $948.8 million face value of our outstanding CMBS Loans for approximately $237.2 million, recognizing a pre-tax gain on the transaction of approximately $688.1 million. As a result of the recent debt repurchase, the total outstanding debt related to CMBS Financing is now approximately $5,551.5 million.

As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by HOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $297 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

As a result of the 2009 exchange and tender offers, the CMBS Financing repurchases, and purchases of our debt on the open market, we recorded a pre-tax gain in 2009 of $4,965.5 million arising from early extinguishment of debt, comprised as follows:

(In millions)	Year Ended Dec 31, 2009

Face value of HOC Open Market Purchases:
5.50% due 7/01/2010	$68.0
7.875% due 3/15/2010	111.5
8.00% due 02/01/2011	37.7
8.125% due 05/15/2011	178.2
5.375% due 12/15/2013	87.2
10.75% due 1/28/2016	265.0

Face value of other HET Subsidiary Open Market Purchases:
5.625% due 06/01/2015	$138.0
5.750% due 06/01/2017	169.0
6.50% due 06/01/2016	24.0

Total Face Value of open market purchases	1,078.6

Cash paid for open market purchases	(657.0)

Net cash gain on purchases	421.6
Write-off of unamortized discounts and debt fees	(167.2)
Gain on CMBS repurchases	688.1
Gain on debt exchanges	4,023.0

Aggregate gains on early extinguishments of debt	$4,965.5

Under the American Recovery and Reinvestment Act of 2009 (the “Act”), the Company will receive temporary tax relief under the Delayed Recognition of Cancellation of Debt Income (“CODI”) rules. The Act contains a provision that allows for a five-year deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably over the succeeding five years. The provision applies for specified types of repurchases including the acquisition of a debt instrument for cash and the exchange of one debt instrument for another. For state income tax purposes, certain states have conformed to the Act and others have not.

Collateral and Guarantors HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall &		Horseshoe Bossier City	Bluffs Run
Saloon		Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse Hotel
& Casino

Illinois/Indiana	Other Nevada
Horseshoe Southern	Harrah’s Reno
Indiana	Harrah’s Lake Tahoe
Harrah’s Metropolis	Harveys Lake Tahoe
Horseshoe Hammond	Bill’s Lake Tahoe (a)

(a)	In December 2009, we announced the closure of this property effective January 2010 and we sold the property in February 2010.

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The June 3, 2009 amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1,375.0 million Original First Lien Notes issued June 15, 2009 and the $720 million Additional First Lien Notes issued on September 11, 2009 and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet last twelve months Adjusted EBITDA to Fixed Charges, senior secured debt to last twelve months Adjusted EBITDA and consolidated debt to last twelve months Adjusted EBITDA ratios (in each case as calculated pursuant to the applicable agreements). The covenants that restrict additional indebtedness and the ability to make future acquisitions require a last twelve months Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt limit HOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Other Financing Transactions During 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, HOC currently owns 95.0% of Chester Downs.

Derivative Instruments

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2009 we have entered into 10 interest rate swap agreements for notional amounts totaling $6,500 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of December 31, 2009 are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of Dec. 31, 2009	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.896%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.925%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.917%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.907%	0.28219%	January 26, 2010	April 25, 2011
September 26, 2007	250	4.809%	0.28219%	January 26, 2010	April 25, 2011
September 26, 2007	250	4.775%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2008	2,000	4.276%	0.28219%	January 26, 2010	April 25, 2013
April 25, 2008	2,000	4.263%	0.28219%	January 26, 2010	April 25, 2013
April 25, 2008	1,000	4.172%	0.28219%	January 26, 2010	April 25, 2012

The variable rate on our interest rate swap agreements did not materially change as a result of the January 26, 2010 reset.

Prior to February 15, 2008, our interest rate swap agreements were not designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in Interest expense in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3,500 million were designated as cash flow hedging instruments for accounting purposes and on April 1, 2008, the remaining swap agreements were designated as cash flow hedging instruments for accounting purposes.

During October 2009, we borrowed $1,000 million under the Incremental Loans and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer had a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6,500 million in interest rate swaps. Thus, as of September 30, 2009, we removed the cash flow hedge designation for the $1,000 million swap agreement, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with this swap agreement, and reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5,500 million. Beginning October 1, 2009, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring.

During the fourth quarter of 2009, we re-designated approximately $310 million of the $1,000 million swap as a cash flow hedging instrument. As a result, at December 31, 2009, $5,810 million of our total interest rate swap notional amount of $6,500 million remained designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap not designated as a hedging instrument will be recognized in Interest expense during the period in which the changes in value occur.

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On November 30, 2009, we purchased and extinguished approximately $948.8 million of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap has remained effective subsequent to the debt extinguishment. As a result of the extinguishment, we reclassified approximately $12.1 million of deferred losses out of accumulated other comprehensive income and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring. The change in the fair value for the ineffective portion of the cap will be recorded to interest expense starting December 1, 2009.

The following table represents the fair values of derivative instruments in the Consolidated Balance Sheets as of December 31, 2009 and 2008:

	Asset Derivatives				Liability Derivatives
As of December 31,	2009		2008		2009		2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments
Interest Rate Swaps		$—		$—	Deferred Credits and Other	$(337.6)	Deferred Credits and Other	$(335.3)
Interest Rate Cap	Deferred Charges and Other	56.8	Deferred Charges and Other	32.4		—		—

Subtotal		56.8		32.4		(337.6)		(335.3)

Derivatives not designated as hedging instruments
Interest Rate Swaps		—		—	Deferred Credits and Other	(37.6)		—
Interest Rate Cap	Deferred Charges and Other	—	Deferred Charges and Other	—		—		—

Subtotal		—		—		(37.6)		—

Total Derivatives		$56.8		$32.4		$(375.2)		$(335.3)

The following table represents the effect of derivative instruments in the Consolidated Statements of Operations as for the year ended December 31, 2009 and the period from January 28, 2008 through December 31, 2008:

	Amount of (Gain) or Loss on Derivatives Recognized in OCI (Effective Portion)		Location of (Gain) or Loss Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gains) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Gains) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)

Cash Flow Hedging Relationships	2009	Jan. 28 through Dec. 31, 2008		2009	Jan. 28 through Dec. 31, 2008		2009	Jan. 28 through Dec. 31, 2008
Interest rate contracts	$20.9	$158.8	Interest Expense	$15.1	$0.8	Interest Expense	$(7.6)	$104.3

		Amount of (Gain) or Loss Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments	Location of (Gain) or Loss Recognized in Income on Derivative	2009	Jan. 28 through Dec. 31, 2008
Interest Rate Contracts	Interest Expense	(7.6)	116.0

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding the $5,810 million of variable-rate debt for which our interest rate swap agreements are designated as hedging instruments for accounting purposes, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the twelve months following December 31, 2009 by approximately $60.2 million. At December 31, 2009, the three-month USD LIBOR rate was 0.253%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $15.2 million. At December 31, 2009, our variable-rate debt, excluding the aforementioned $5,810 million of variable-rate debt hedged against interest rate swap agreements, represents approximately 37% of our total debt, while our fixed-rate debt is approximately 63% of our total debt.

Note 7—Preferred and Common Stock

Preferred Stock

As of both December 31, 2009 and 2008, the authorized preferred stock shares are 40,000,000, par value $0.01 per share, stated value $100.00 per share.

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation and issuance of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The number of shares constituting such series shall be 20,000,000.

On a quarterly basis, each share of non-voting preferred stock accrues dividends at a rate of 15.0% per annum, compounded quarterly. Dividends will be paid in cash, when, if, and as declared by the Board of Directors, subject to approval by the appropriate regulators. We currently do not expect to pay cash dividends. Dividends on the non-voting perpetual preferred stock are cumulative. As of December 31, 2009, such dividends in arrears are $652.6 million. Shares of the non-voting preferred stock rank prior in right of payment to the non-voting and voting common stock and are entitled to a liquidation preference.

Upon the occurrence of any liquidating event, each holder of non-voting preferred stock shall have the right to require the Company to repurchase each outstanding share of non-voting preferred stock before any payment or distribution shall be made to the holders of non-voting common stock, voting common stock or any other junior stock. After the payment to the holders of non-voting preferred stock of the full preferential amounts, the holders of non-voting preferred stock shall have no right or claim to any of the remaining assets of the Company. Non-voting preferred stock may be converted into non-voting common stock on a pro rata basis with the consent of the holders of a majority of the non-voting preferred stock. Neither the non-voting preferred stock nor the non-voting common stock has any voting rights.

Upon written notice from the holders of the majority of the outstanding non-voting preferred stock, the Company shall convert each share of non-voting preferred stock into the number of shares of non-voting common stock equal to the stated value plus accumulated dividends, divided by the fair market value of the non-voting common stock as determined by the Board. At December 31, 2009, the conversion rate was equal to 3.99 non-voting common shares per non-voting preferred share.

The amount that the Company could be required to pay or the number of shares that the Company could be required to issue is not limited by any contract.

In February 2010, the Board of Directors approved revisions to the Certificate of Designation for the non-voting preferred stock to eliminate dividends (including all existing accrued but unpaid dividends) and to specify that the conversion right of the non-voting preferred stock be at the original value of the Company’s non-voting common stock. In March 2010, Hamlet Holdings LLC (the holder of all of the Company’s voting common stock) and holders of a majority of our non-voting preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting preferred stock voted to convert all of the non-voting preferred stock to non-voting common stock.

During 2009, we paid approximately $1.7 million to purchase 18,932 shares of our outstanding preferred stock. Such shares are recorded as treasury shares as of December 31, 2009.

Common Stock

As of December 31, 2009, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share.

The voting common stock has no economic rights or privileges, including rights in liquidation. The holders of voting common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

Subject to the rights of holders of preferred stock, when, if, and as dividends are declared on the common stock, the holders of non-voting common stock shall be entitled to share in dividends equally, share for share.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of non-voting common stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, including the non-voting preferred stock, if any.

During 2009, we paid approximately $1.3 million to purchase 38,706 shares of our outstanding common stock. Such shares are recorded as treasury shares as of December 31, 2009.

Note 8—Accumulated Other Comprehensive Loss

Accumulated Other Comprehensive Loss consists of the following:

	As of December 31,
(In millions)	2009	2008
Net unrealized losses on derivative instruments, net of tax	$(100.8)	$(101.5)
Foreign currency translation, net of tax	(12.2)	(31.2)
Minimum pension liability adjustment, net of tax	(21.0)	(6.9)

	$(134.0)	$(139.6)

Note 9—Acquisition of Non-Controlling Interest

During 2009, Chester Downs entered into an agreement to borrow under a senior secured term loan in the principal amount of approximately $230.0 million. The proceeds, net of original issue discount, were used to pay off intercompany debt due to HOC and to purchase interests from other owners of Chester Downs. As a result of this acquisition, HOC increased its ownership interest to approximately 95.0% of Chester Downs. The purchase was accounted for as an equity transaction and, as a result, is included in the financing section within our Statement of Cash Flows.

Note 10—Write-downs, Reserves and Recoveries

Write-downs, reserves and recoveries include various pretax charges to record long-lived tangible asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded reserves and other non-routine transactions. The components of write-downs, reserves and recoveries for continuing operations were as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Impairment of long-lived tangible assets	$59.3	$39.6	$—	$—
Remediation costs	39.3	60.5	4.4	—
Efficiency projects	34.8	29.4	0.6	21.5
Demolition costs	2.5	9.2	0.2	7.3
(Gain)/loss on divested or abandoned assets	(4.0)	34.3	—	21.0
Litigation reserves, awards and settlements	(23.5)	10.1	—	8.5
Termination of contracts	—	14.4	—	—
Insurance proceeds in excess of deferred costs	—	(185.4)	—	(130.3)
Other	(0.5)	4.1	(0.5)	12.1

	$107.9	$16.2	$4.7	$(59.9)

For the year ended December 31, 2009, we recorded impairment charges related to long-lived tangible assets of $59.3 million. The majority of the charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. The impairment recorded in 2008 represents declines in the market value of certain assets that were held for sale and reserves for amounts that were not expected to be recovered for other non-operating assets.

Remediation costs relate to room remediation projects at certain of our Las Vegas properties.

Efficiency program expenses in 2009 and 2008 represent costs incurred to identify and implement efficiency projects aimed at stream-lining corporate and operating functions to achieve cost savings and efficiencies. In 2009, the majority of the costs incurred related to the closing of the office in Memphis, Tennessee, which previously housed certain corporate functions.

(Gain)/loss on divested or abandoned assets represents credits or costs associated with various projects that are determined to no longer be viable. During the year ended December 31, 2009, associated with its closure and pending liquidation, we wrote off the assets and liabilities on one of our London Club properties. Because the assets and liabilities were in a net liability position, a pre-tax gain of $9.0 million was recognized in the fourth quarter of 2009. The recognized gain was partially offset by charges related to other projects.

Litigation reserves, awards and settlements include costs incurred or reversed as a result of the Company’s involvement in various litigation matters. During 2009, an approximate $30 million legal judgment against the Company was vacated by court action. This amount was previously charged to write-downs, reserves and recoveries in 2006 and was reversed accordingly upon the vacated judgment. The reversal was partially offset by expenses incurred during 2009 related to other ongoing litigation matters.

Termination of contracts in 2008 represents amounts recognized in connection with concluding long-term lease arrangements.

In first quarter 2008, we entered into a settlement agreement with our insurance carriers related to the remaining unsettled claims associated with damages incurred in Mississippi from Hurricane Katrina in 2005, and the final payment of $338.1 million was received. Insurance proceeds exceeded the net book value of the impacted assets and costs and expenses that were reimbursable under our business interruption policy, and the excess is recorded as income. The income portion included in write-downs, reserves and recoveries are for those properties that we still own and operate. Income related to properties that were subsequently sold is included in Discontinued operations in our consolidated statements of operations.

Note 11—Income Taxes

The components of income/(loss) from continuing operations before income taxes and the related (provision)/benefit for U.S. and other income taxes were as follows:

	Successor		Predecessor
Income/(Loss) from Continuing Operations, before Income Taxes (In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007

United States	$2,533.0	$(5,254.5)	$(102.1)	$1,081.0
Outside of the U.S.	(34.8)	(280.6)	(23.3)	(188.5)

	$2,498.2	$(5,535.1)	$(125.4)	$892.5

Income Tax (Provision)/Benefit	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
United States
Current
Federal	$—	$(113.3)	$11.1	$(341.2)
State	(24.4)	(9.5)	1.2	(24.9)
Deferred
Federal	(1,461.4)	476.4	16.3	(18.9)
State	(257.7)	(4.7)	(0.4)	(0.2)
Valuation Allowance	109.9	—	—	—
Outside of the U.S.
Current	(11.6)	(10.0)	(2.2)	(11.0)
Deferred	(6.6)	21.5	—	46.1

	$(1,651.8)	$360.4	$26.0	$(350.1)

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of income/(loss) from continuing operations before taxes were as follows:

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007

Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit (excludes state taxes recorded in Reserves for uncertain tax positions)	7.2	(0.4)	0.6	(2.5)
Valuation Allowance	(3.9)	0.4	—	3.8
Foreign income taxes, net of credit	0.9	(1.1)	(1.4)	3.1
Goodwill	19.8	(27.2)	0.1	—
Officers’ life insurance/insurance proceeds	(0.3)	0.1	(1.7)	(0.5)
Acquisition and integration costs	2.6	(0.1)	(12.0)	0.5
Reserves for uncertain tax positions	4.5	(0.3)	(0.2)	0.4
Other	0.3	0.1	0.4	(0.6)

Effective tax rate	66.1%	6.5%	20.8%	39.2%

Our 2009 effective tax rate varied from the U.S. statutory rate of 35.0 percent primarily as a result of non-deductible impairments of goodwill (described in Note 4, “Goodwill and Other Intangible Assets”), acquisition costs, state income tax expense and other adjustments.

The major components of the deferred tax assets and liabilities in our Consolidated Balance Sheets as of December 31 were as follows:

(In millions)	Successor 2009	Successor 2008
Deferred tax assets
State net operating losses	$92.5	$122.3
Foreign net operating losses	30.0	29.1
Valuation allowance on net operating losses and other deferred foreign and state tax assets	(54.5)	(151.4)
Federal net operating loss	169.9	—
Compensation programs	91.3	73.6
Allowance for doubtful accounts	82.9	72.1
Self-insurance reserves	25.2	29.7
Investments in non-consolidated affiliates	—	7.6
Project opening costs and prepaid expenses	5.3	15.3
Foreign tax credit	24.1	18.9
Valuation allowance on foreign tax credit	(24.1)	(18.9)
Other	139.5	141.8

	582.1	340.1

Deferred tax liabilities
Depreciation and other property-related items	2,360.8	2,440.6
Deferred cancellation of debt income and other debt-related items	2,200.1	267.7
Management and other contracts	20.7	31.2
Intangibles	1,701.6	1,770.0
Investments in non-consolidated affiliates	7.6	—

	6,290.8	4,509.5

Net deferred tax liability	$5,708.7	$4,169.4

Deferred tax assets and liabilities are presented in our Consolidated Balance Sheets as follows:

(In millions)	Successor 2009	Successor 2008
Assets:
Deferred income taxes (current)	$148.2	$157.6

Liabilities:
Deferred income taxes (non-current)	$5,856.9	$4,327.0

Net deferred tax liability	$5,708.7	$4,169.4

Net operating loss (“NOL”) carryforwards of the Company’s foreign subsidiaries were $107.1 million and $104.3 million for the years ended December 31, 2009 and 2008, respectively. The foreign NOLs have an indefinite carryforward period but are subject to a full valuation allowance as the Company believes these assets do not meet the “more likely than not” criteria for recognition under ASC 740.

NOL carryforwards for the Company’s subsidiaries for state income taxes were $2,238.3 million and $2,828.8 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2008, the state NOLs of $2,828.8 were subject to a full valuation allowance as the Company expected the state NOLs to expire unused. As a result of operations and debt activity during the year, we expect to utilize a portion of the state NOLs. Accordingly the amount of state NOLs subject to a valuation allowance was reduced to $394.0 million at December 31, 2009. We anticipate that state NOLs in the amount of $9.4 million will expire in 2010. The remainder of the state NOLs will expire between 2011 and 2029.

As of December 31, 2009, the Company had federal NOL carryforward of $485.4 million. This NOL will expire in 2029. As of December 31, 2009, no valuation allowance has been established for the Company’s federal NOL deferred tax assets because the Company has sufficient future tax liabilities arising within the federal NOL carryforward period. However, the Company will continue to assess the need for an allowance in future periods.

As a result of debt exchange and debt repurchase activity, the Company recognized cancellation of indebtedness income of $4,965.5 million in 2009. The Company expects to defer the income from cancellation of indebtedness for federal tax purposes in accordance with the American Recovery and Reinvestment Act of 2009 (the “Act”), which was signed into law in February 2009. The deferral provisions permit the Company to defer recognition of the cancellation of indebtedness income for federal income tax purposes until 2014, when the deferred gain will begin to be recognized pro rata over a five-year period. For state income tax purposes, certain states have conformed to the Act and others have not. In December 2008, the Company recognized cancellation of indebtedness income of $983 million which was not subject to the deferral.

We entered into an agreement with the IRS to defer settlement of our 2008 income tax liability until the end of the month in which we file our 2009 income tax return, as we will be able to settle the liability at that time through application of our expected net operating loss for 2009. We will be subject to payment of interest to the IRS during the deferral period.

Unremitted earnings of our foreign subsidiaries amounted to $116.1 million in 2009 and $71.9 million in 2008. We have not recognized deferred taxes for U.S. federal income tax purposes on the unremitted earnings of our foreign subsidiaries that are deemed to be permanently reinvested. Upon distribution, in the form of dividends or otherwise, these unremitted earnings would be subject to U.S. federal income tax. Unrecognized foreign tax credits would be available to reduce a portion of the U.S. tax liability. Determination of the amount of unrecognized deferred U.S. income tax liability related to our foreign operations is not practicable.

As discussed in Note 1, “Summary of Significant Accounting Policies,” we adopted the provisions of ASC 740 regarding uncertain income tax positions, on January 1, 2007. As a result of the implementation of ASC 740, we recognized an approximate $12 million reduction to the January 1, 2007 balance of retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits are as follows:

(in millions)
Balance at January 1, 2007	$183.0
Additions based on tax positions related to the current year	11.0
Additions for tax positions of prior years	12.0
Reductions for tax positions for prior years	(27.0)
Settlements	(37.0)
Expiration of statutes	—

Balance at December 31, 2007	142.0
Additions based on tax positions related to the current year	2.0
Additions for tax positions of prior years	16.0
Reductions for tax positions for prior years	(12.0)
Settlements	(12.0)
Expiration of statutes	—

Balance at December 31, 2008	$136.0
Additions based on tax positions related to the current year	123.0
Additions for tax positions of prior years	139.0
Reductions for tax positions for prior years	(3.0)
Settlements	(13.0)
Expiration of statutes	(20.0)

Balance at December 31, 2009	$362.0

We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. The increases in the year ended December 31, 2009 related to costs associated with the acquisition, cancellation of indebtedness income, and other identified uncertain tax positions.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We accrued approximately $9 million, $7 million, and $9 million during 2009, 2008 and 2007, respectively; additionally, we had accrued, in total, approximately $54 million, $45 million, and $38 million for the payment of interest and penalties at December 31, 2009, 2008, and 2007, respectively. Included in the balance of unrecognized tax benefits at December 31, 2009, 2008, and 2007 are $255 million, $108 million, and $49 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statute of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. Our 2007 federal income tax year has reached the IRS appeals stage of the audit process and we expect this appeal to close before March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we will not participate in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

It is reasonably possible that our unrecognized tax benefits will increase or decrease within the next twelve months. These changes may be the result of ongoing audits or settlements. Audit adjustments and settlements could range from $0 to $27 million based on current estimates. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

Note 12—Fair Value Measurements

We adopted the required provisions of ASC 820, “Fair Value Measurements and Disclosures,” on January 1, 2008. ASC 820 outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The FASB deferred the effective date of ASC 820 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at estimated fair value in an entity’s financial statements on a recurring basis (at least annually). We adopted the provisions of ASC 820 for non-recurring measurements made for non-financial assets and non-financial liabilities on January 1, 2009. Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecast cash flows) inputs. See Note 4, “Goodwill and Other Intangible Assets,” for more information on the application of ASC 820 to goodwill and other intangible assets.

Under ASC 825, “Financial Instruments,” entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under ASC 825 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2009
Assets:
Cash equivalents	$132.7	$132.7	$—	$—
Investments	88.9	73.4	15.5	—
Derivative instruments	56.8	—	56.8	—
Liabilities:
Derivative instruments	(375.2)	—	(375.2)	—

December 31, 2008
Assets:
Cash equivalents	$77.6	$77.6	$—	$—
Investments	45.6	29.0	16.6	—
Derivative instruments	32.4	—	32.4	—
Liabilities:
Derivative instruments	(335.3)	—	(335.3)	—

The following section describes the valuation methodologies used to measure fair value, key inputs, and significant assumptions:

Cash equivalents – Cash equivalents are investments in money market accounts and utilize level 1 inputs to determine fair value.

Investments – Investments are primarily debt and equity securities, the majority of which are traded in active markets, have readily determined market values and use level 1 inputs. Those debt and equity securities for which there are not active markets or the market values are not readily determinable are valued using Level 2 inputs. All of these investments are included in Prepayments and other and Deferred charges and other in our Consolidated Balance Sheets.

Derivative instruments – The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in Deferred charges and other and Deferred credits and other in our Consolidated Condensed Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 6, “Debt,” for more information on our derivative instruments.

Items Disclosed at Fair Value

Long-Term Debt – The fair value of the Company’s debt has been calculated based on the borrowing rates available as of December 31, 2009, for debt with similar terms and maturities and market quotes of our publicly traded debt. As of December 31, 2009, the Company’s outstanding debt had a fair value of $19,735.5 million and a carrying value of $18,943.1 million. The Company’s interest rate swaps used for hedging purposes had fair values equal to their carrying values, in the aggregate a liability of $375.2 million, and our interest rate cap agreement had a fair value equal to its carrying value as an asset of $56.8 million at December 31, 2009. See additional discussion about derivatives in Note 6, “Debt.”

Note 13—Commitments and Contingencies

CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees.

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 60 months from December 31, 2009, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary and owner of Harrah’s New Orleans, of $60 million owed to the State of Louisiana. The guarantee was extended for one year to end March 31, 2011.

In addition to the guarantees discussed above, we had total aggregate non-cancelable purchase obligations of $1,012.1 million as of December 31, 2009, including construction-related commitments.

The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and / or employee meals is exempt from use tax. Previously, such purchases were subject to use tax and the Company has claimed, but not recognized into earnings, a use tax refund totaling $32.2 million, plus interest, as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation audited our refund claim, but has taken the position that those same purchases are now subject to sales tax; therefore, they subsequently issued a sales tax assessment totaling $27.4 million plus interest after application of our refund on use tax. While we have established certain reserves against possible loss on this matter, we believe that the Nevada Department of Taxation’s position has no merit and intend to litigate the issue.

SEVERANCE AND EMPLOYMENT AGREEMENTS.

Severance Agreements. As of December 31, 2009, we have severance agreements with 13 of our executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2009, that would be payable under the agreements to these executives aggregated approximately $39.0 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax imposed on the executive. These severance agreements expired on February 1, 2010.

Employment Agreement. We entered into an employment agreement with one executive that replaced his severance agreement as of January 28, 2008. The employment agreement provides for payments to the executive in the event of his termination after a change in control, as defined, and provides for, among other things, a compensation payment of 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2009, that would be payable under the agreement to the executive based on the compensation payment aggregated approximately $18.0 million. The estimated amount that would be payable to the executive does not include an estimate for the tax gross-up payment, provided for in the agreement, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax.

SELF-INSURANCE. We are self-insured for various levels of general liability, workers’ compensation, employee medical coverage and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2009 and 2008, we had total self-insurance accruals reflected in our Consolidated Balance Sheets of $209.6 million and $213.0 million, respectively.

Note 14—Leases

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of ASC 840, “Leases.” At December 31, 2009, the remaining lives of our operating leases ranged from one to 83 years, with various automatic extensions totaling up to 84 years.

Rental expense, net of income from subleases, is associated with operating leases for continuing operations and is charged to expense in the year incurred. Net rental expense is included within each line of the Statements of Operations dependant upon the nature or use of the assets under lease. Total net rental expense is as follows:

	Successor		Predecessor
(In millions)	For the Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	For the Year Ended Dec. 31, 2007
Noncancelable
Minimum	$78.7	$81.8	$7.3	$88.9
Contingent	4.1	5.5	0.4	5.2
Sublease	(0.9)	(1.0)	—	(1.2)
Other	55.5	32.9	2.9	33.9

	$137.4	$119.2	$10.6	$126.8

Our future minimum rental commitments as of December 31, 2009 were as follows:

(In millions)	Noncancelable Operating Leases
2010	$81.1
2011	64.4
2012	57.9
2013	54.4
2014	52.6
Thereafter	1,524.0

Total minimum rental commitments	$1,834.4

In addition to these minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 15—Litigation

Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and

Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. The plaintiffs and Hilton are undertaking Court-mandated efforts to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. On September 28, 2009, the Court entered summary judgment against the Tribe and dismissed the action, ruling that although alternative grounds were presented in the motion, the subject matter of the action was asserted in a prior action and settled by an oral agreement to end that matter with prejudice. On October 27, 2009, the Tribe filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit. We have a settlement in principle with the Tribe that is subject to definitive documentation.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar, and the Baha Mar Development Company Ltd., in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd. (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008 against HOC in the

Supreme Court of the State of New York. Baha Mar and Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing. During the quarter ended June 30, 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court entered its written decision on February 1, 2010.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008 wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009 the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Plaintiff has requested the court to award it attorneys’ fees. The request has been opposed and is pending with the court.

Other

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 16—Supplemental Cash Flow Information

The increase/(decrease) in Cash and cash equivalents due to the changes in long-term and working capital accounts were as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Long-term accounts
Deferred charges and other	$(128.7)	$19.3	$14.0	$(30.4)
Deferred credits and other	203.4	(99.4)	54.3	(14.7)

Net change in long-term accounts	$74.7	$(80.1)	$68.3	$(45.1)

Working capital accounts
Receivables	$52.1	$(55.6)	$33.0	$(145.7)
Inventories	9.7	8.9	(1.4)	(6.8)
Prepayments and other	40.0	48.5	(26.5)	1.6
Accounts payable	(47.8)	(95.8)	56.9	(25.0)
Accrued expenses	(171.4)	497.4	(229.6)	4.6

Net change in working capital accounts	$(117.4)	$403.4	$(167.6)	$(171.3)

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES. The following table reconciles our Interest expense, net of capitalized interest, per the Consolidated Statements of Operations, to cash paid for interest, net of amount capitalized.

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Interest expense, net of capitalized interest	$1,892.5	$2,074.9	$89.7	$800.8
Adjustments to reconcile to cash paid for interest:
Net change in accruals	248.4	(196.4)	8.7	43.3
Amortization of deferred finance charges	(126.8)	(91.8)	(0.8)	(10.1)
Net amortization of discounts and premiums	(128.2)	(129.2)	2.9	40.2
Amortization of other comprehensive income	(18.2)	(0.9)	(0.1)	(0.9)
Rollover of Paid in Kind (“PIK”) interest to principal	(62.8)	—	—	—
Change in accrual (related to PIK interest)	(40.1)	(68.4)	—	—
Change in fair value of derivative instruments	7.6	(65.0)	(39.2)	(45.9)

Cash paid for interest, net of amount capitalized	$1,772.4	$1,523.2	$61.2	$827.4

Cash payments for income taxes, net	$31.0	$11.0	$1.0	$372.6

The company had accrued but not paid dividends on its preferred shares of $354.8 million and $297.8 million for the year ended December 31, 2009 and for the period from January 28, 2008 through December 31, 2008, respectively. Other significant non-cash transactions include the impairment of goodwill and other non-amortizing intangible assets discussed in Note 4, “Goodwill and other Intangible Assets,” the April 2009 debt exchange transaction discussed in Note 6, “Debt,” and the impairment of long-lived tangible assets and the litigation reserve adjustment, both of which are discussed in Note 10, “Write-downs, Reserves and Recoveries.”

Note 17—Employee Benefit Plans

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs as of December 31, 2009.

EQUITY INCENTIVE AWARDS. Prior to the completion of the Acquisition, the Company granted stock options, SARs and restricted stock for a fixed number of shares to employees and directors under share-based compensation plans. The exercise prices of the stock options and SARs were equal to the fair market value of the underlying shares at the dates of grant. Compensation expense for restricted stock awards was measured at fair value on the dates of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

In connection with the Acquisition, on January 28, 2008, outstanding and unexercised stock options and SARs, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the options and (b) the excess, if any, of the Acquisition consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes. In addition, outstanding restricted shares vested and became free of restrictions, and each holder received $90 in cash for each outstanding share.

The following is a summary of activity under the equity incentive plans that were in effect through the effective date of the Acquisition, when all of the stock options and SARs were cancelled and restricted shares were vested:

	Predecessor
Plan	Outstanding at Jan. 1, 2008	Cancelled	Outstanding at Jan. 27, 2008
Stock options
2004 Equity Incentive Award Plan	7,303,293	7,303,293	—
2001 Broad-Based Stock Incentive Plan	50,097	50,097	—
2004 Long Term Incentive Plan	537,387	537,387	—
1998 Caesars Plans	102,251	102,251	—

Total options outstanding	7,993,028	7,993,028	—

Weighted average exercise price per option	$57.51	$57.51	—
Weighted average remaining contractual term per option	3.5 years	—	—
Options exercisable at January 27, 2008:
Number of options			—
Weighted average exercise price			—
Weighted average remaining contractual term			—
SARs
2004 Equity Incentive Award Plan	3,229,487	3,229,487	—
2004 Long Term Incentive Plan	27,695	27,695	—

Total SARs outstanding	3,257,182	3,257,182	—

Weighted average exercise price per SAR	$69.26	$69.26	—
Weighted average remaining contractual term per SAR	5.7 years	—	—
SARs exercisable at January 27, 2008:
Number of SARs			—
Weighted average exercise price			—
Weighted average remaining contractual term			—

		Vested
Restricted shares
2004 Equity Incentive Award Plan	687,624	687,624	—
2004 Long Term Incentive Plan	36,691	36,691	—

Total restricted shares outstanding	724,315	724,315	—

Weighted Average Grant date fair value per restricted share	$70.71	$70.71	—

Prior to the Acquisition, our employees were also granted restricted stock or options to purchase shares of common stock under the Harrah’s Entertainment, Inc. 2001 Broad-based Stock Incentive Plan (the “2001 Plan”). Two hundred thousand shares were authorized for issuance under the 2001 Plan, which was an equity compensation plan not approved by stockholders.

There were no share-based grants during the period January 1, 2008 through January 27, 2008.

The total intrinsic value of stock options cancelled, SARs cancelled and restricted shares vested at the date of the Acquisition was approximately $456.9 million, $225.3 million and $46.9 million, respectively.

The following is a summary of the activity for nonvested stock option and SAR grants and restricted share awards as of January 27, 2008 and the changes for the period January 1, 2008 to January 27, 2008:

	Predecessor
	Stock Options		SARs		Restricted Shares
	Options	Fair Value (1)	SARs	Fair Value (1)	Shares	Fair Value (1)
Nonvested at January 1, 2008	2,157,766	$19.87	2,492,883	$19.51	724,315	$70.71
Grants	—	—	—	—	—	—
Vested	(1,505,939)	19.82	(16,484)	23.71	(724,315)	70.71
Cancelled	(651,827)	20.00	(2,476,399)	19.48	—	—

Nonvested at January 27, 2008	—	$—	—	$—	—	$—

(1)

Represents the weighted-average grant date fair value per share-based unit, using the Black-Scholes option-pricing model for stock options and SARs and the average high/low market price of the Company’s common stock for restricted shares.

The total fair value of stock options and SARs cancelled and restricted shares vested during the period from January 1, 2008, through January 27, 2008, was approximately $42.9 million, $48.6 million and $51.2 million, respectively.

As of December 31, 2007, there was approximately $12.7 million, $38.2 million and $36.6 million of total unrecognized compensation cost related to stock option grants, SARs and restricted share awards, respectively, under the stock-based compensation plans. The consummation of the Acquisition accelerated the recognition of compensation cost of $82.8 million, which was included in Acquisition and integration costs in the Consolidated Statements of Operations in the period from January 1, 2008 through January 27, 2008.

Share-based Compensation Plans—Successor Entity

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The Board of Directors approved the grant of options to purchase up to 3,733,835 shares of our non-voting common stock in February 2008. The Equity Plan authorizes equity award options to be granted to management and other personnel and key service providers. Grants may be either shares of time-based options or shares of performance-based options, or a combination thereof. Time-based options generally vest in equal increments of 20% on each of the first five anniversaries of the grant date. The performance-based options vest based on the investment returns of our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount vested, and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount vested subject to certain conditions and limitations. In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2011, as well as pro rata, in certain circumstances. The Equity Plan was amended in December 2008 to allow grants at a price above fair market value, as defined in the Equity Plan.

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, the Apollo Funds, and their respective affiliates (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

The following is a summary of share-based option activity for the period from January 28, 2008 through December 31, 2008 and for the year ended December 31, 2009:

	Successor Entity
Options	Shares	Weighted Average Exercise Price	Fair Value(1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 28, 2008	133,133	$25.00	$20.82
Options granted	3,417,770	99.13	35.81
Exercised	—	—	—
Cancelled	(379,303)	100.00	36.68

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07	8.9

Exercisable at December 31, 2008(2)	133,133	$25.00	$20.82	3.5

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07
Options granted	302,496	51.79	17.89
Exercised	—	—	—
Cancelled	(279,921)	97.99	33.98

Outstanding at December 31, 2009	3,194,175	$91.53	$33.45	8.0

Exercisable at December 31, 2009	482,528	$78.49	$31.70	6.4

(1)

Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.

(2)

On January 27, 2008, an executive and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

There are no provisions in the Equity Plan for the issuance of SARs or restricted shares.

The weighted-average grant date fair value of options granted during 2009 was $17.89. There were no stock option exercises during the year ended December 31, 2009.

The Company utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the option-pricing models. The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends. Expected volatility was based on the historical volatility of the common stock of Harrah’s Entertainment and its competitor peer group for a period approximating the expected life. The Company does not expect to pay dividends on common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2009, there was approximately $49.0 million of total unrecognized compensation cost related to stock option grants. This cost is expected to be recognized over a remaining weighted-average period of 3.2 years. For the year ended December 31, 2009 and for the Successor period from January 28, 2008 through December 31, 2008, the compensation cost that has been charged against income for stock option grants was approximately $16.4 million and $15.8 million, respectively of which, for the year ended through December 31, 2009, $7.6 million was included in Corporate expense and $8.8 million was included in Property general, administrative and other in the Consolidated Statements of Operations.

Presented below is a comparative summary of valuation assumptions for the indicated periods:

	2009 Successor	2008 Successor	2007 Predecessor
Expected volatility	65.9%	35.4%	25.1%
Expected dividend yield	—	—	1.9%
Expected term (in years)	6.8	6.0	4.8
Risk-free interest rate	2.5%	3.3%	4.6%
Weighted average fair value per share of options granted	$17.89	$35.81	$21.06

SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. Prior to February 2009, the Company matched 50% of the first six percent of employees’ contributions. In February 2009, Harrah’s Entertainment announced the suspension of the employer match for all participating employees, where allowed by law or not in violation of an existing agreement. The Acquisition was a change in control under the savings and retirement plan, and therefore, all unvested Company match as of the Acquisition became vested. Amounts contributed to the plan are invested, at the participant’s direction, in up to 19 separate funds. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $3.2 million for the year ended December 31, 2009, $28.5 million for the period from January 28, 2008 to December 31, 2008, $2.4 million for the period from January 1, 2008 to January 27, 2008 and $33.1 million for the year ended December 31, 2007.

DEFERRED COMPENSATION PLANS. The Company has one currently active deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan (“HDCP”), the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan. The deferred compensation plans are collectively referred to as “DCP.”

Amounts deposited into DCP are unsecured liabilities of the Company, the EDCP and HDCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The other plans, including the ESSP II are variable investment plans, which allow employees to direct their investments by choosing from several investment alternatives. In connection with the acquisition of Caesars, we assumed the outstanding liability for Caesars’ deferred compensation plan; however, the balance was frozen and former Caesars employees may no longer contribute to that plan. The total liability included in Deferred credits and other for DCP at December 31, 2009 and 2008 was $98.6 million and $100.3 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

Beginning in 2005, we implemented the ESSP II for certain executive officers, directors and other key employees of the Company to replace the ESSP. Eligible employees may elect to defer a percentage of their salary and/or bonus under ESSP II. Prior to February 2009, the Company had the option to make matching contributions with respect to deferrals of salary to those participants who are eligible to receive matching contributions under the Company’s 40l(k) plan. In February 2009, the Company eliminated matching contributions with respect to deferrals of salary. Employees immediately vest in their own deferrals of salary and bonus, and vest in Company funded matching and discretionary contributions over five years.

The Acquisition was a change in control under our deferred compensation plans, and therefore, all unvested Company match as of the Acquisition became vested. The change in control also required that the pre-existing trust and escrow funds related to our deferred compensation plans be fully funded.

Subsequent to the Acquisition, contributions by the Company have been segregated in order to differentiate between the fully-funded trusts and escrows prior to the Acquisition and the post-acquisition contributions. In January 2010, the Company funded $5.6 million into the trust in order to increase the security of the participants’ deferred compensation plan benefits because the Company is prevented from withdrawing or accessing trust assets for corporate needs.

MULTI-EMPLOYER PENSION PLAN. We have approximately 25,000 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $35.9 million for the year ended December 31, 2009, $34.7 million for the period from January 28, 2008 to December 31, 2008, $3.0 million for the period from January 1, 2008 to January 27, 2008 and $35.9 million for the year ended December 31, 2007, for such plans. The plans’ administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

PENSION COMMITMENTS. With the acquisition of London Clubs in December 2006, we assumed a defined benefit plan, which provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees and other expenses are paid by the pension plan. The most recent actuarial valuation of the plan showed a deficit of approximately $38.2 million, which is recognized as a liability in our Consolidated Balance Sheet at December 31, 2009. The London Clubs pension plan is not material to our Company.

As discussed within Note 15, “Litigation”, with our acquisition of Caesars, we assumed certain obligations related to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Worldwide, Inc. (formerly Hilton Hotels Corporation) and Caesars dated December 31, 1998, pursuant to which we shall retain or assume, as applicable, liabilities and excess, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees covered under the plan. Based on this ratio, our share of any benefit or obligation would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Worldwide, Inc. Hilton Worldwide, Inc. has informed the Company that as of December 31, 2009, the plan benefit obligations exceeded the fair value of the plan assets by $74.2 million, of which $23.6 million is our share; however, no contributions to the plan were required during 2009. Hilton is unable to determine the contribution requirements for 2010.

Note 18—Discontinued Operations

During 2006, we sold four properties – Harrah’s Lake Charles, Reno Hilton, Flamingo Laughlin and Grand Casino Gulfport – and classified these operations as discontinued operations. Discontinued operations for the period from January 1, 2008 through January 27, 2008 included insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses reimbursed under our business interruption claims for Grand Casino Gulfport. Discontinued operations for 2007 included insurance proceeds of $89.6 million, after taxes, for reimbursements under our business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, we retained all insurance proceeds related to those properties.

Summary operating results for discontinued operations is as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Net revenues	$—	$—	$—	$0.2

Pretax income from discontinued operations	$—	$0.1	$141.5	$145.4

Discontinued operations, net of tax	$—	$0.1	$90.4	$92.2

Note 19—Non-consolidated Affiliates

During late 2009, we invested approximately $66.9 million to purchase outstanding debt of the Planet Hollywood Resort and Casino (“Planet Hollywood”), located on the Las Vegas strip. This investment was accounted for as a long-term investment recorded at historical cost as of December 31, 2009. The Company converted this investment into equity ownership interests of Planet Hollywood in February 2010 as more fully discussed in Note 21, “Subsequent Events.”

As of December 31, 2009, our investments in and advances to non-consolidated affiliates consisted of interests in a company that provides management services to a casino in Windsor, Canada, a casino club in South Africa, a horse-racing facility in Florence, Kentucky, a hotel in Metropolis, Illinois, a joint venture to construct a hotel at our combination thoroughbred racetrack and casino in Bossier City, Louisiana, and our investment in debt securities of Planet Hollywood.

	As of December 31,
(In millions)	2009	2008
Investments in and advances to non-consolidated affiliates
Accounted for under the equity method	$20.8	$25.3
Accounted for at historical cost	73.2	5.1

	$94.0	$30.4

Note 20—Related Party Transactions

In connection with the Acquisition, Apollo, TPG and their affiliates entered into a services agreement with Harrah’s Entertainment relating to the provision of financial and strategic advisory services and consulting services. We paid Apollo and TPG a one-time transaction fee of $200 million for structuring the Acquisition and for assisting with debt financing negotiations. This amount was included in the overall purchase price of the Acquisition. In addition, we pay a monitoring fee for management services and advice. Fees for the year ended December 31, 2009 and for the period from January 28, 2008 through December 31, 2008 were $28.7 million and $27.9 million, respectively. Such fees are included in Corporate expense in our Consolidated Statements of Operations for the applicable Successor periods. We also reimburse Apollo and TPG for expenses that they incur related to their management services.

In connection with our debt exchange in April 2009, certain debt held by the Apollo Funds and TPG was exchanged for new debt and the related party gain on that exchange totaling $80.1 million, net of deferred tax of $52.3 million, has been recorded to stockholders’ equity.

During the quarter ended June 30, 2009, the Apollo Funds and TPG completed their own tender offer and purchased some of our Second Lien Notes.

Note 21—Subsequent Events

Amendment to Stock Compensation Plan

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

Acquisition of Planet Hollywood

On February 19, 2010, Harrah’s Operating Company, Inc. (“Harrah’s Operating”), a wholly owned subsidiary of Harrah’s Entertainment, Inc. (the “Registrant”), acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns and operates the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million senior secured term loan, and a subsidiary of Harrah’s Operating cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The $554.3 million outstanding under the Amended and Restated Loan Agreement bears interest at a rate per annum equal to LIBOR plus 2.859% (the “Applicable Interest Rate”) and is secured by the assets of PHW Las Vegas, and non-recourse to other subsidiaries of the Company. PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s credit facilities. A subsidiary of HOC manages the property for PHW Las Vegas for a fee. The maturity date for this loan is December 2011, with two extension options, which, if exercised, would delay maturity until April 2015.

Guaranty

In connection with the Amended and Restated Loan Agreement referred to above, the Registrant entered into a Guaranty Agreement (the “Guaranty”) for the benefit of Lender pursuant to which the Registrant guaranteed to Lender certain recourse liabilities of PHW Las Vegas pursuant to the Amended and Restated Loan Agreement. The Registrant’s maximum aggregate liability for such recourse liabilities of PHW Las Vegas is limited to an amount not to exceed $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by the Registrant or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Registrant, to the full extent of the actual benefit received by the Registrant. Pursuant to the Guaranty, the Registrant is required to maintain a net worth or liquid assets of at least $100.0 million.

Prepayments

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender.

PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Amortization

On each scheduled monthly payment date prior to the maturity date, PHW Las Vegas pays to Lender interest only accruing at the Applicable Interest Rate.

Amendment to CMBS Financing

On March 5, 2010, we received the consent of our lenders under our CMBS financing to amend the terms of the CMBS financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS entities at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be cancelled. The amendment to the terms of the CMBS Loans will become effective upon execution of definitive documentation.

In addition, we have agreed to purchase approximately $124 million of face value of CMBS Loans for $37 million, subject to the execution of definitive documentation for the amendments. In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of the amendments, the borrowers have agreed to pay lenders selling CMBS Loans an additional $48 million for loans previously sold, subject to the execution of definitive documentation for the amendments.

Note 22—Consolidating Financial Information of Guarantors and Issuers

As of December 31, 2009, HOC is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC. The following consolidating schedules present condensed financial information for Harrah’s Entertainment, the parent and guarantor; HOC, the subsidiary issuer; guarantor subsidiaries of HOC; and non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes the CMBS properties, as of December 31, 2009, and December 31, 2008, and for the Successor companies for the year ended December 31, 2009 and the period from January 28, 2008, through December 31, 2008, and for the Predecessor companies for the period from January 1, 2008, through January 27, 2008.

In connection with the CMBS financing for the Acquisition, HOC spun off to Harrah’s Entertainment the following casino properties and related operating assets: Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe and Bill’s Lake Tahoe. Upon receipt of regulatory approvals that were requested prior to the closing of the Acquisition, in May 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to HOC from Harrah’s Entertainment. We refer to the May spin-off and transfer as the “Post-Closing CMBS Transaction.” The financial information included in this section reflects ownership of the CMBS properties pursuant to the spin-off and transfer of the Post-Closing CMBS Transaction.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying consolidating condensed financial statements based on the Securities and Exchange Commission’s interpretation and application of ASC 470-10-S99, (Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1
Receivables, net of allowance for doubtful accounts	—	10.2	237.5	75.8	—	323.5
Deferred income taxes	—	60.0	68.4	19.8	—	148.2
Prepayments and other	—	12.5	79.8	64.1	—	156.4
Inventories	—	0.6	33.5	18.6	—	52.7
Intercompany receivables	0.2	478.4	261.3	232.5	(972.4)	—

Total current assets	122.9	546.1	1,125.7	776.6	(972.4)	1,598.9
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	240.3	10,500.2	7,184.3	—	17,924.8
Assets held for sale	—	—	16.7	—	—	16.7
Goodwill	—	—	1,753.0	1,703.9	—	3,456.9
Intangible assets other than goodwill	—	6.3	4,230.2	714.8	—	4,951.3
Investments in and advances to nonconsolidated affiliates	1,846.1	15,056.8	70.2	627.3	(17,506.4)	94.0
Deferred charges and other	—	399.0	246.4	291.2	—	936.6
Intercompany receivables	—	1,348.7	1,687.8	706.9	(3,743.4)	—

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$—	$97.7	$104.6	$58.5	$—	$260.8
Interest payable	—	184.8	1.9	8.9	—	195.6
Accrued expenses	8.6	205.2	449.7	411.3	—	1,074.8
Current portion of long-term debt	—	30.0	6.3	38.0	—	74.3
Intercompany payables	1.8	34.1	412.0	524.5	(972.4)	—

Total current liabilities	10.4	551.8	974.5	1,041.2	(972.4)	1,605.5
Long-term debt	—	13,601.0	98.1	5,747.8	(578.1)	18,868.8
Deferred credits and other	—	642.9	147.8	81.8	—	872.5
Deferred income taxes	—	1,520.1	2,446.5	1,890.3	—	5,856.9
Intercompany notes	239.0	98.1	1,973.5	1,432.8	(3,743.4)	—

	249.4	16,413.9	5,640.4	10,193.9	(5,293.9)	27,203.7

Preferred stock	2,642.5	—	—	—	—	2,642.5

Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,755.2	(16,928.3)	(922.9)
Non-controlling interests	—	—	—	55.9	—	55.9

Total Stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,811.1	(16,928.3)	(867.0)

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$0.1	$7.1	$318.3	$325.0	$—	$650.5
Receivables, net of allowance for doubtful accounts	0.1	8.1	271.5	114.3	—	394.0
Deferred income taxes	—	56.5	79.4	21.7	—	157.6
Prepayments and other	—	12.9	101.6	84.9	—	199.4
Inventories	—	1.2	42.0	19.5	—	62.7
Intercompany receivables	0.2	261.6	161.5	168.0	(591.3)	—

Total current assets	0.4	347.4	974.3	733.4	(591.3)	1,464.2
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	252.0	10,992.0	6,996.4	26.7	18,267.1
Assets held for sale	—	35.0	14.3	—	—	49.3
Goodwill	—	—	2,737.2	2,165.0	—	4,902.2
Intangible assets other than goodwill	—	7.0	4,506.2	794.7	—	5,307.9
Investments in and advances to nonconsolidated affiliates	728.2	15,879.1	4.1	26.3	(16,607.3)	30.4
Deferred charges and other	—	524.1	249.4	254.0	—	1,027.5
Intercompany receivables	160.6	1,256.9	1,687.7	1,202.4	(4,307.6)	—

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$0.5	$156.8	$153.6	$71.4	$—	$382.3
Interest payable	—	400.0	1.9	15.8	—	417.7
Accrued expenses	7.7	224.4	508.7	374.2	—	1,115.0
Current portion of long-term debt	—	72.5	6.3	6.8	—	85.6
Intercompany payables	—	18.9	298.2	274.2	(591.3)	—

Total current liabilities	8.2	872.6	968.7	742.4	(591.3)	2,000.6
Long-term debt	—	16,503.2	102.6	6,517.5	—	23,123.3
Deferred credits and other	—	480.6	131.5	57.0	—	669.1
Deferred income taxes	—	358.5	2,551.8	1,416.7	—	4,327.0
Intercompany notes	2.0	258.7	1,973.4	2,073.5	(4,307.6)	—

	10.2	18,473.6	5,728.0	10,807.1	(4,898.9)	30,120.0

Preferred stock	2,289.4	—	—	—	—	2,289.4

Harrah’s Entertainment, Inc. Stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,315.5	(16,580.6)	(1,410.4)
Non-controlling interests	—	—	—	49.6	—	49.6

Total Stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,365.1	(16,580.6)	(1,360.8)

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$76.1	$4,724.9	$2,323.3	$—	$7,124.3
Food and beverage	—	17.3	842.3	619.7	—	1,479.3
Rooms	—	17.2	601.5	450.2	—	1,068.9
Management fees	—	8.5	60.2	1.2	(13.3)	56.6
Other	—	42.6	373.2	317.8	(141.2)	592.4
Less: casino promotional allowances	—	(22.6)	(891.6)	(499.9)	—	(1,414.1)

Net revenues	—	139.1	5,710.5	3,212.3	(154.5)	8,907.4

Operating expenses
Direct
Casino	—	45.9	2,575.6	1,304.0	—	3,925.5
Food and beverage	—	9.5	314.8	271.7	—	596.0
Rooms	—	1.8	111.6	100.1	—	213.5
Property general, administrative and other	—	40.3	1,326.8	770.0	(118.3)	2,018.8
Depreciation and amortization	—	8.3	449.5	226.1	—	683.9
Project opening costs	—	—	2.4	1.2	—	3.6
Write-downs, reserves and recoveries	—	(18.8)	96.7	30.0	—	107.9
Impairment of intangible assets	—	—	1,147.9	490.1	—	1,638.0
(Income)/losses on interests in non-consolidated affiliates	(854.4)	598.1	(49.0)	3.9	303.6	2.2
Corporate expense	40.1	91.5	19.1	36.2	(36.2)	150.7
Acquisition and integration costs	—	0.3	—	—	—	0.3
Amortization of intangible assets	—	0.7	112.4	61.7	—	174.8

Total operating expenses	(814.3)	777.6	6,107.8	3,295.0	149.1	9,515.2

Income/(loss) from operations	814.3	(638.5)	(397.3)	(82.7)	(303.6)	(607.8)
Interest expense, net of interest capitalized	(1.8)	(1,660.4)	(152.3)	(363.2)	285.2	(1,892.5)
Gain on early extinguishment of debt	—	3,929.6	—	1,035.9	—	4,965.5
Other income, including interest income	0.5	96.5	109.8	111.4	(285.2)	33.0

Income/(loss) from continuing operations before income taxes	813.0	1,727.2	(439.8)	701.4	(303.6)	2,498.2
Benefit/(provision) for income taxes	14.6	(1,052.5)	(203.7)	(410.2)	—	(1,651.8)

Net income/(loss)	827.6	674.7	(643.5)	291.2	(303.6)	846.4
Less: net income attributable to non-controlling interest	—	—	—	(18.8)	—	(18.8)

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$827.6	$674.7	$(643.5)	$272.4	$(303.6)	$827.6

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$87.7	$4,963.3	$2,425.9	$—	$7,476.9
Food and beverage	—	20.2	868.8	641.2	—	1,530.2
Rooms	—	18.4	648.6	507.5	—	1,174.5
Management fees	—	8.0	62.1	(0.1)	(10.9)	59.1
Other	—	41.1	415.7	288.5	(120.5)	624.8
Less: casino promotional allowances	—	(24.9)	(973.6)	(500.1)	—	(1,498.6)

Net revenues	—	150.5	5,984.9	3,362.9	(131.4)	9,366.9

Operating expenses
Direct
Casino	—	54.1	2,696.7	1,352.0	—	4,102.8
Food and beverage	—	10.7	334.4	294.4	—	639.5
Rooms	—	1.9	122.3	112.5	—	236.7
Property general, administrative and other	—	57.0	1,410.3	775.1	(99.4)	2,143.0
Depreciation and amortization	—	7.2	432.4	187.3	—	626.9
Project opening costs	—	—	22.5	6.4	—	28.9
Write-downs, reserves and recoveries	9.0	42.4	3,399.0	2,055.3	0.1	5,505.8
Losses/(income) on interests in non-consolidated affiliates	5,072.1	3,006.3	(107.5)	1.2	(7,970.0)	2.1
Corporate expense	31.0	80.6	23.1	29.2	(32.1)	131.8
Acquisition and integration costs	—	24.0	—	—	—	24.0
Amortization of intangible assets	—	0.6	105.2	57.1	—	162.9

Total operating expenses	5,112.1	3,284.8	8,438.4	4,870.5	(8,101.4)	13,604.4

(Loss)/income from operations	(5,112.1)	(3,134.3)	(2,453.5)	(1,507.6)	7,970.0	(4,237.5)
Interest expense, net of interest capitalized	—	(1,673.7)	(187.5)	(520.7)	307.0	(2,074.9)
Gain on early extinguishment of debt	—	742.1	—	—	—	742.1
Other income, including interest income	4.9	117.5	119.0	100.8	(307.0)	35.2

(Loss)/income from continuing operations before income taxes	(5,107.2)	(3,948.4)	(2,522.0)	(1,927.5)	7,970.0	(5,535.1)
Benefit/(provision) for income taxes	10.9	315.0	40.1	(5.6)	—	360.4

(Loss)/income from continuing operations, net of tax	(5,096.3)	(3,633.4)	(2,481.9)	(1,933.1)	7,970.0	(5,174.7)

Discontinued operations
Income from discontinued operations	—	—	141.5	—	—	141.5
Provision for income taxes	—	—	(51.1)	—	—	(51.1)

Income from discontinued operations, net	—	—	90.4	—	—	90.4

Net (loss)/income	(5,096.3)	(3,633.4)	(2,391.5)	(1,933.1)	7,970.0	(5,084.3)
Less: net income attributable to non-controlling interest	—	—	—	(12.0)	—	(12.0)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(5,096.3)	$(3,633.4)	$(2,391.5)	$(1,945.1)	$7,970.0	$(5,096.3)

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$5.7	$400.5	$208.4	$—	$614.6
Food and beverage	—	1.5	65.7	51.2	—	118.4
Rooms	—	1.3	52.7	42.4	—	96.4
Management fees	—	0.7	6.0	0.1	(1.8)	5.0
Other	—	0.7	26.3	22.0	(6.3)	42.7
Less: casino promotional allowances	—	(1.5)	(76.9)	(38.6)	—	(117.0)

Net revenues	—	8.4	474.3	285.5	(8.1)	760.1

Operating expenses
Direct
Casino	—	4.1	217.8	118.7	—	340.6
Food and beverage	—	1.0	26.0	23.5	—	50.5
Rooms	—	0.2	10.0	9.4	—	19.6
Property general, administrative and other	—	5.6	112.7	68.0	(8.1)	178.2
Depreciation and amortization	—	1.1	41.9	20.5	—	63.5
Project opening costs	—	—	(0.2)	0.9	—	0.7
Write-downs, reserves and recoveries	—	0.6	(0.4)	4.5	—	4.7
Losses/(income) on interests in non-consolidated affiliates	102.3	(1.3)	1.6	(0.2)	(102.9)	(0.5)
Corporate expense	—	7.9	0.6	—	—	8.5
Acquisition and integration costs	—	125.6	—	—	—	125.6
Amortization of intangible assets	—	—	5.2	0.3	—	5.5

Total operating expenses	102.3	144.8	415.2	245.6	(111.0)	796.9

(Loss)/income from operations	(102.3)	(136.4)	59.1	39.9	102.9	(36.8)
Interest expense, net of interest capitalized	—	(89.3)	(7.1)	(27.3)	34.0	(89.7)
Other income, including interest income	—	12.6	9.8	12.7	(34.0)	1.1

(Loss)/income from continuing operations before income taxes	(102.3)	(213.1)	61.8	25.3	102.9	(125.4)
Benefit/(provision) for income taxes	1.4	56.3	(18.9)	(12.8)	—	26.0

(Loss)/income from continuing operations, net of tax	(100.9)	(156.8)	42.9	12.5	102.9	(99.4)

Discontinued operations
Income from discontinued operations	—	—	0.1	—	—	0.1
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.1	—	—	0.1

Net (loss)/income	(100.9)	(156.8)	43.0	12.5	102.9	(99.3)
Less: net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(100.9)	$(156.8)	$43.0	$10.9	$102.9	$(100.9)

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)

	HET (Parent)	Subsidiary Issuer	Other Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$109.1	$5,953.1	$2,768.8	$—	$8,831.0
Food and beverage	—	24.0	963.0	711.8	—	1,698.8
Rooms	—	22.2	752.2	579.2	—	1,353.6
Management fees	—	8.1	87.2	—	(13.8)	81.5
Other	—	5.1	398.1	364.1	(71.4)	695.9
Less: casino promotional allowances	—	(26.8)	(1,217.0)	(591.8)	—	(1,835.6)

Net revenues	—	141.7	6,936.6	3,832.1	(85.2)	10,825.2

Operating expenses
Direct
Casino	—	59.2	3,015.5	1,520.5	—	4,595.2
Food and beverage	—	12.8	374.1	329.6	—	716.5
Rooms	—	3.3	138.1	124.9	—	266.3
Property general, administrative and other	—	104.8	1,569.6	832.3	(85.0)	2,421.7
Depreciation and amortization	—	14.3	545.0	258.1	(0.2)	817.2
Project opening costs	—	—	3.1	22.4	—	25.5
Write-downs, reserves and recoveries	—	25.5	16.1	68.1	—	109.7
Income on interests in non-consolidated affiliates	(621.1)	(1,306.9)	40.9	(113.1)	1,996.3	(3.9)
Corporate expense	0.2	122.0	15.8	0.1	—	138.1
Acquisition and integration costs	—	13.4	—	—	—	13.4
Amortization of intangible assets	—	—	69.8	3.7	—	73.5

Total operating expenses	(620.9)	(951.6)	5,788.0	3,046.6	1,911.1	9,173.2

Income from operations	620.9	1,093.3	1,148.6	785.5	(1,996.3)	1,652.0
Interest expense, net of interest capitalized	—	(818.3)	(245.1)	(328.3)	590.9	(800.8)
Losses on early extinguishments of debt	—	—	—	(2.0)	—	(2.0)
Other income, including interest income	(0.1)	136.0	284.2	214.1	(590.9)	43.3

Income from continuing operations before income taxes	620.8	411.0	1,187.7	669.3	(1,996.3)	892.5
(Provision)/benefit for income taxes	(1.4)	308.3	(471.0)	(186.0)	—	(350.1)

Income from continuing operations, net of tax	619.4	719.3	716.7	483.3	(1,996.3)	542.4

Discontinued operations
Income from discontinued operations	—	—	145.4	—	—	145.4
Provision for income taxes	—	—	(53.2)	—	—	(53.2)

Income/(loss) from discontinued operations, net	—	—	92.2	—	—	92.2

Net income	619.4	719.3	808.9	483.3	(1,996.3)	634.6
Less: net income attributable to non-controlling interests	—	—	—	(15.2)	—	(15.2)

Net income attributable to Harrah’s Entertainment, Inc.	$619.4	$719.3	$808.9	$468.1	$(1,996.3)	$619.4

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$(36.8)	$(1,015.0)	$303.5	$465.4	$503.1	$220.2

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	8.6	(431.0)	(42.1)	—	(464.5)
Investments in and advances to non-consolidated affiliates	—	(66.9)	—	(213.7)	213.7	(66.9)
Proceeds from other asset sales	—	20.0	—	—	—	20.0
Other	—	—	—	(11.9)	—	(11.9)

Cash flows used in investing activities	—	(38.3)	(431.0)	(267.7)	213.7	(523.3)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	2,043.5	—	216.1	—	2,259.6
Debt issuance costs	—	(70.5)	—	(5.9)	—	(76.4)
Borrowings under lending agreements	—	3,076.6	—	—	—	3,076.6
Repayments under lending agreements	—	(3,535.1)	—	—	—	(3,535.1)
Cash paid in connection with early extinguishments of debt	—	(544.9)	—	(244.9)	(213.7)	(1,003.5)
Scheduled debt retirement	—	(39.0)	—	(6.5)	—	(45.5)
Purchase of additional interest in subsidiary	—	—	(83.7)	—	—	(83.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(17.2)	—	(17.2)
Repurchase of treasury shares	(3.0)	—	—	—	—	(3.0)
Other	—	—	(1.1)	—	—	(1.1)
Transfers from/(to) affiliates	162.4	100.0	339.2	(98.5)	(503.1)	—

Cash flows provided by/(used in) financing activities	159.4	1,030.6	254.4	(156.9)	(716.8)	570.7

Net (decrease)/increase in cash and cash equivalents	122.6	(22.7)	126.9	40.8	—	267.6
Cash and cash equivalents, beginning of period	0.1	7.1	318.3	325.0	—	650.5

Cash and cash equivalents, end of period	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$106.6	$(911.5)	$1,757.7	$(430.7)	$—	$522.1

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(27.8)	(945.5)	(208.1)	—	(1,181.4)
Insurance proceeds for hurricane losses from asset recovery	—	—	181.4	—	—	181.4
Payment for Acquisition	(17,490.2)	—	—	—	—	(17,490.2)
Investments in and advances to non-consolidated affiliates	—	—	—	(5.9)	—	(5.9)
Proceeds from other asset sales	—	0.1	4.7	0.3	—	5.1
Other	—	—	(17.4)	(5.8)	—	(23.2)

Cash flows used in investing activities	(17,490.2)	(27.7)	(776.8)	(219.5)	—	(18,514.2)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	15,024.9	—	6,500.0	—	21,524.9
Debt issuance costs	—	(474.4)	—	(170.1)	—	(644.5)
Borrowings under lending agreements	—	433.0	—	—	—	433.0
Repayments under lending agreements	—	(6,750.2)	—	(10.3)	—	(6,760.5)
Cash paid in connection with early extinguishments of debt	—	(2,167.4)	—	—	—	(2,167.4)
Scheduled debt retirement	—	—	—	(6.5)	—	(6.5)
Equity contribution from buyout	6,007.0	—	—	—	—	6,007.0
Payment to bondholders for debt exchange	—	(289.0)	—	—	—	(289.0)
Non-controlling interests’ distributions, net of contributions	—	—	—	(14.6)	—	(14.6)
Excess tax provision from stock equity plans	(50.5)	—	—	—	—	(50.5)
Repurchase of treasury shares	(3.6)	—	—	—	—	(3.6)
Other	3.6	(3.4)	(1.3)	(0.2)	—	(1.3)
Transfers from/(to) affiliates	11,424.9	(4,837.7)	(929.0)	(5,658.2)	—	—

Cash flows provided by/(used in) financing activities	17,381.4	935.8	(930.3)	640.1	—	18,027.0

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	4.7	—	—	4.7

Cash flows provided by discontinued operations	—	—	4.7	—	—	4.7

Net (decrease)/increase in cash and cash equivalents	(2.2)	(3.4)	55.3	(10.1)	—	39.6
Cash and cash equivalents, beginning of period	2.3	10.5	263.0	335.1	—	610.9

Cash and cash equivalents, end of period	$0.1	$7.1	$318.3	$325.0	$—	$650.5

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$43.9	$(106.4)	$(25.3)	$95.0	$—	$7.2

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(1.4)	(66.3)	(57.9)	—	(125.6)
Payments for businesses acquired, net of cash acquired	—	—	—	0.1	—	0.1
Proceeds from other asset sales	—	—	0.1	3.0	—	3.1
Other	—	—	(1.2)	(0.5)	—	(1.7)

Cash flows used in investing activities	—	(1.4)	(67.4)	(55.3)	—	(124.1)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Debt issuance costs	—	—	—	—	—	—
Borrowings under lender agreements	—	11,316.3	—	—	—	11,316.3
Repayments under lending agreements	—	(11,288.6)	—	(0.2)	—	(11,288.8)
Cash paid in connection with early extinguishments of debt	—	—	(87.7)	—	—	(87.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.6)	—	(1.6)
Proceeds from exercises of stock options	2.4	—	—	—	—	2.4
Excess tax benefit from stock equity plans	77.5	—	—	—	—	77.5
Other	—	—	(0.7)	(0.1)	—	(0.8)
Transfers (to)/from affiliates	(121.5)	75.4	90.5	(44.4)	—	—

Cash flows (used in)/provided by financing activities	(41.6)	103.1	2.1	(46.3)	—	17.3

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	0.5	—	—	0.5

Cash flows provided by discontinued operations	—	—	0.5	—	—	0.5

Net increase/(decrease) in cash and cash equivalents	2.3	(4.7)	(90.1)	(6.6)	—	(99.1)
Cash and cash equivalents, beginning of period	—	15.2	353.1	341.7	—	710.0

Cash and cash equivalents, end of period	$2.3	$10.5	$263.0	$335.1	$—	$610.9

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$65.4	$(450.9)	$639.4	$1,254.9	$—	$1,508.8

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(61.5)	(777.3)	(537.9)	—	(1,376.7)
Insurance proceeds for hurricane losses from asset recovery	—	—	29.1	—	—	29.1
Payments for businesses acquired, net of cash acquired	—	—	—	(584.3)	—	(584.3)
Purchase of non-controlling interest in subsidiary		—	—	(8.5)	—	(8.5)
Investments in and advances to non-consolidated affiliates	—	—	(1.8)	—	—	(1.8)
Proceeds from other asset sales	—	88.2	7.7	3.7	—	99.6
Other	—	—	(21.3)	(59.7)	—	(81.0)

Cash flows provided by/(used in) investing activities	—	26.7	(763.6)	(1,186.7)	—	(1,923.6)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Debt issuance costs	—	(6.4)	—	—	—	(6.4)
Borrowings under lending agreements	—	39,078.7	—	52.1	—	39,130.8
Repayments under lending agreements	—	(37,617.6)	—	(1.9)	—	(37,619.5)
Cash paid on early extinguishments of debt	—	—	—	(120.1)	—	(120.1)
Scheduled debt retirements	—	(996.7)	—	(5.0)	—	(1,001.7)
Dividends paid	(299.2)	—	—	—	—	(299.2)
Non-controlling interests’ distributions, net of contributions	—	—	—	(20.0)	—	(20.0)
Proceeds from exercises of stock options	126.2	—	—	—	—	126.2
Excess tax benefit from stock equity plans	51.7	—	—	—	—	51.7
Other	—	(2.7)	(2.4)	(0.2)	—	(5.3)
Transfers from/(to) affiliates	55.9	(28.5)	(80.4)	53.0	—	—

Cash flows (used in)/provided by financing activities	(65.4)	426.8	(82.8)	(42.1)	—	236.5

Cash flows provided by/(used in) discontinued operations
Cash flows provided by operating activities	—	—	88.9	—	—	88.9
Cash flows used in investing activities	—	—	(0.2)	—	—	(0.2)

Cash flows provided by discontinued operations	—	—	88.7	—	—	88.7

Net increase/(decrease) in cash and cash equivalents	—	2.6	(118.3)	26.1	—	(89.6)
Cash and cash equivalents, beginning of period	—	12.6	471.4	315.6	—	799.6

Cash and cash equivalents, end of period	$—	$15.2	$353.1	$341.7	$—	$710.0

Note 23—Quarterly Results of Operations (Unaudited)

(In millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2009
Revenues	$2,254.7	$2,271.4	$2,282.2	$2,099.1	$8,907.4
Income/(loss) from operations(a)	285.4	6.3	(1,050.2)	150.7	(607.8)
(Loss)/income from continuing operations, net of taxes(c)	(127.4)	2,296.8	(1,621.0)	298.3	846.4
Net (loss)/income attributable to Harrah’s Entertainment, Inc.	(132.7)	2,289.0	(1,624.3)	295.6	827.6

	Predecessor	Successor
(In millions)	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31(c)
2008
Revenues	$760.1	$1,840.5	$2,602.1	$2,645.9	$2,278.4	$9,366.9
(Loss)/income from operations(b)	(36.8)	437.8	323.1	349.6	(5,348.0)	(4,237.5)
Loss from continuing operations, net of taxes(c)	(99.4)	(175.6)	(97.6)	(123.2)	(4,778.2)	(5,174.7)
Net loss attributable to Harrah’s Entertainment, Inc.	(100.9)	(86.9)	(97.6)	(129.7)	(4,782.1)	(5,096.3)

(a)	2009 includes the following:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Expense
Pretax charges for
Project opening costs	$2.0	$0.6	$0.3	$0.7	$3.6
Impairment of intangible assets	—	297.1	1,328.6	12.3	1,638.0
Write-downs, reserves and recoveries	27.4	26.9	24.3	29.3	107.9
Acquisition and integration costs	0.2	0.1	—	—	0.3

(b) 2008 includes the following:	Predecessor	Successor
	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31
Expense/(income)
Pretax charges for
Project opening costs	$0.7	$2.8	$7.2	$16.3	$2.6	$28.9
Impairment of goodwill and other intangible assets	—	—	—	—	5,489.6	5,489.6
Write-downs, reserves and recoveries	4.7	(158.8)	50.1	46.8	78.0	16.2
Acquisition and integration costs	125.6	17.0	5.1	1.0	1.0	24.0

(c)	The sum of the quarterly amounts may not equal the annual amount reported, as quarterly amounts are computed independently for each quarter and for the full year.

Note 24—Earnings Per Share

The following table reconciles net income/(loss) attributable to Harrah’s Entertainment, Inc. to income/(loss) available to common stockholders used in our calculation of basic earnings per share and to net income/(loss) available to common stockholders used in our calculation of diluted earnings per share. It also reconciles the weighted-average number of common and common equivalent shares used in the calculations of basic and diluted earnings per share.

	Successor		Predecessor
(in millions, except share and per share amounts)	Year ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Year ended Dec. 31, 2007
Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$827.6	$(5,096.3)	$(100.9)	$619.4
Preferred stock dividends	(354.8)	(297.8)	—	—

Net income/(loss) available to common stockholders used to calculate basic earnings per share	472.79	(5,394.1)	(100.9)	619.4
Effect of dilutive securities on income/(loss) available to common stockholders	354.8	—	—	—

Net income/(loss) available to common stockholders used to calculate diluted earnings per share	$827.6	$(5,394.1)	$(100.9)	$619.4

Weighted-average common shares outstanding used in the calculation of basic earnings per share	40,684,515	40,749,898	188,122,643	186,274,374
Potential dilution from stock options and warrants	33,063	—	—	2,358,826
Potential dilution from restricted stock	—	—	—	190,771
Potential dilution from SARs	—	—	—	230,592
Potential dilution from convertible debt	—	—	—	1,502,534
Potential dilution from convertible preferred shares	79,507,717	—	—	—

Weighted-average common and common equivalent shares used in the calculation of diluted earnings per share	120,225,295	40,749,898	188,122,643	190,557,097

Antidilutive stock options, warrants, restricted stock, SARs, convertible debt and convertible preferred shares excluded from the calculation of diluted earnings per share	3,008,504	33,605,549	4,469,335	—

Earnings per share on net income/(loss)—basic	$11.62	$(132.37)	$(0.54)	$3.33

Earnings per share on net income/(loss) —diluted	$6.88	$(132.37)	$(0.54)	$3.25

Note 25—Change in Entity Name

In November 2010, Harrah’s Entertainment, Inc. changed its name to Caesars Entertainment Corporation.

Schedule II

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Column A	Column B	Column C (Additions)		Column D		Column E
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
YEAR ENDED DECEMBER 31, 2009
Allowance for doubtful accounts
Current	$201.4	$72.1	$13.1	$(79.5	)(a)	$207.1

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$1.6	$—	$—	$(0.2)		$1.4

YEAR ENDED DECEMBER 31, 2008
Allowance for doubtful accounts
Current	$126.2	$85.9	$45.3	$(56.0	)(a)	$201.4

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$1.8	$—	$—	$(0.2)		$1.6

YEAR ENDED DECEMBER 31, 2007
Allowance for doubtful accounts
Current	$94.7	$135.3	$—	$(103.8	)(a)	$126.2

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$2.0	$—	$—	$(0.2)		$1.8

(a)	Uncollectible accounts written off, net of amounts recovered.

(b)	We acquired Players International, Inc., (“Players”) in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by ASC 805 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. Our casino operations in Lake Charles sustained significant damage in late third quarter 2005 as a result of Hurricane Rita. As a result of hurricane damage, and upon the Company’s subsequent decision to scale back operations in Lake Charles and ultimately sell the property, the current and long-term portions of this obligation were written down in fourth quarter 2005; the credit was included in Discontinued operations on our Consolidated Statements of Operations. We sold Harrah’s Lake Charles in fourth quarter 2006. Prior to the sale, the current and long-term portions of this obligation were included in Liabilities held for sale on our Consolidated Balance Sheets. The remaining long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.